Exhibit 10.8

OFFICE LEASE

THIS OFFICE LEASE (this “Lease”) dated April 29, 2011 (for reference purposes only), is executed by and between 989 MARKET STREET, LLC (“Landlord”) and ZENDESK INC., a Delaware Corporation (“Tenant”).

1.	CERTAIN LEASE PROVISIONS

The description and amounts set forth below are qualified by their usage elsewhere in this Lease, including those Sections referred to in parentheses following such descriptions:

1.1	Tenant’s address and telephone number. (Section 19):

Tenant Name: ZenDesk Inc., a Delaware Corporation

Doing Business As (d/b/a): ZenDesk

Address: 989 Market Street, Suite 300, San Francisco, CA 94103

1.2	Premises. (Section 2.1):

Building Name: 989 Market Street

Address: 989 Market Street, San Francisco, CA 94103

1.3 Leased Area. (Section 2.1): 16,200 rentable square feet consisting of the entire third (3rd) floor of the Building.

1.4 Total Building Area. (Section 2.1): 106,837 rentable square feet.

1.5 Tenant’s Pro-Rata Share of Building Area. (Section 2.1): 15.1633% (subject to verification pursuant to Section 2.1).

1.6 Lease Term. (Section 3.1): A period of approximately thirty-six (36) months beginning on the Commencement Date and, unless this Lease is extended or earlier terminated as provided in this Lease, expiring on the Expiration Date.

1.7 Commencement Date. (Section 3.1): The later to occur of (i) June 1, 2011; or (ii) the date on which Landlord notifies Tenant in writing that the Landlord Work (as defined in the Work Letter (the “Work Letter”) attached to this Lease as Exhibit “D”) is Substantially Complete (as defined in the Work Letter). The Commencement Date is anticipated to be on or about June 1, 2011.

1.8 Expiration Date. (Section 3.1, 3.2): Unless this Lease is extended or earlier terminated as provided in this Lease, (i) if the Commencement Date occurs on the first (1st) day of a month, then the Expiration Date shall be the day immediately preceding the third (3rd) anniversary of the Commencement Date; or (ii) if the Commencement Date is a date other than the first (1st) day of a month, then the Expiration Date shall be the last day of the month that is thirty-six (36) months after the Commencement Date.

1.9 Base Rent for Lease Term. (Sections 4.1): The aggregate sum of all monthly installments of Base Rent required to be paid by Tenant during the Lease Term.

1.10 Base Rent, Monthly Installments. (Sections 4.1): Tenant shall pay to Landlord the following monthly installments of Base Rent for the lease of the Premises:

Full calendar months of Lease Term	Annual Base Rent per rentable square feet	Monthly installment of Base Rent
01-12	$24.60	$33,210.00
13-24	$25.60	$34,560.00
25-36	$26.60	$35,910.00

If the Commencement Date is not the first (1st) day of a calendar month, Tenant shall pay Base Rent during the initial partial calendar month at the rate of $24.60 per rentable square foot per year. All Base Rent required to be paid by Tenant pursuant to this Section 1.10 shall be payable in the manner specified in this Lease.

1.11 (a) Address of Landlord for rent payments (Sections 4.1, 4.2):

c/o Regis Property Management, Inc.

451 East 58th Avenue, Suite 4270

Denver, CO 80216

(b)	Address of Landlord for notices. (Section 19):

c/o Regis Realty Prime, LLC

One Hickory Centre

1800 Valley View Lane, Suite 300

Dallas, TX 75234

with a copy to:

Regis Property Management, Inc.

451 East 58th Avenue, Suite 4270

Denver, CO 80216

(c)	Address of Tenant for notices (Section 19):

ZenDesk Inc., a Delaware Corporation

989 Market Street, Suite 300

San Francisco, CA 94103

1.12 Intentionally deleted.

1.13 Intentionally deleted.

1.14 Landlord’s Share of Operating Expenses. (Section 6.2): The amount of Operating Expenses for the Building incurred for the calendar year 2011 (“Base Year”).

1.15 Landlord’s Share of Real Estate Taxes. (Section 6.2): The amount of Real Estate Taxes assessed against the Building incurred for the Base Year.

1.16 Security Deposit. (Section 7): $34,560.00 in cash, which shall be deposited by Tenant with Landlord simultaneously with Tenant’s execution of this Lease.

1.17 Use. (Section 8.1): General office purpose and for no other use or purpose.

1.18 Broker. (Section 25.20): CORNISH & CAREY COMMERCIAL (“Broker”) represented both Landlord and Tenant in connection with this Lease.

1.19 Prepaid Rent. (Section 4.1): $33,210.00, which shall be paid by Tenant to Landlord on or before the Commencement Date and shall be applied by Landlord to payment of the monthly installment of Base Rent due for the first (1st) full calendar month of the Lease Term and, if the Commencement Date is not the first (1st) day of a month, then monthly Base Rent for the partial month commencing as of the Commencement Date shall be prorated based upon the actual number of days in such month and shall be due and payable upon the Commencement Date.

This Lease consists of 25 sections, plus Addendum to Office Lease and Exhibits “A”, “B”, “C”, “D” and “D-1” attached hereto, which Addendum and Exhibits are hereby incorporated in this Lease by reference for all purposes as if copied herein in full.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the date first above written.

Landlord:	989 MARKET STREET, LLC

	By:	Regis Realty Prime, LLC (Authorized Agent)

Date: 5/6 , 2011		By:	/s/ Scott Porter
Scott Porter, Senior Vice President

Tenant:	ZENDESK INC., a Delaware Corporation

Date: 4/28 , 2011	By:	/s/ Rick Rigoli
Name: Rick Rigoli
Its Duly-Authorized CFO

*	NOTE:

If Tenant is a California corporation, then one of the following alternative requirements must be satisfied:

(A) This Lease must be signed by two (2) officers of such corporation: one being the chairman of the board, the president or a vice president, and the other being the secretary, an assistant secretary, the chief financial officer or an assistant treasurer. If one (1) individual is signing in two (2) of the foregoing capacities, that individual must identify the two (2) capacities.

(B) If the requirements of (A) above are not satisfied, then Tenant shall deliver to Landlord evidence in the form reasonably acceptable to Landlord that the signatory(ies) is (are) authorized to execute this Lease.

If Tenant is a corporation incorporated in a state other than California, then Tenant shall deliver to Landlord evidence in the form reasonably acceptable to Landlord that the signatory(ies) is (are) authorized to execute this Lease.

2.	PREMISES

2.1 Definition. Landlord hereby leases to Tenant and Tenant leases from Landlord for the Lease Term, at the rental, and upon all of the conditions set forth herein, that certain real property known by suite number and address specified in Section 1.2 hereof and which is referred to herein as the “Premises.” Landlord and Tenant hereby stipulate that the Premises contain the rentable square feet specified in Section 1.3 hereof except that the rentable square feet of the Premises and the Building (as defined herein) are subject to verification from time to time by Landlord’s architect/space planner. In the event that Landlord’s architect/space planner determines that the amounts thereof shall be different from those set forth in this Lease, all amounts, percentages and figures appearing or referred to in this Lease based upon such incorrect amount (including, without limitation, the amount of the Base Rent and the Security Deposit and Tenant’s Pro-Rata Share of Building Area as defined in Section 1.5 of this Lease (“Tenant’s Pro-Rata Share”) shall be modified in accordance with such determination. If such determination is made, it will be confirmed in writing by Landlord to Tenant. The Premises are located in an office building presently containing the area specified in Section 1.4 hereof, together with the real property on which it is situated (the legal description of which is attached hereto as Exhibit “A”) and any structures appurtenant thereto (hereinafter collectively referred to as the “Building”). Tenant acknowledges that the Building contains no parking facilities. The site plan of the Premises is attached hereto as Exhibit “B”, but any depiction of possible uses, tenants or locations on Exhibit “B” shall not be construed to be a warranty or representation by Landlord that any such uses, tenants or locations presently exist or will continue to exist.

2.2 Public Areas. As long as this Lease remains in effect and Tenant is not in breach or default of this Lease and further subject to Sections 8.6 and 11 hereof or any judicial order to the contrary issued by a court of competent jurisdiction, Tenant shall have the nonexclusive right, in common with Landlord, other tenants, subtenants and invitees, to use the public areas of the Building which consist of the entrance foyer and lobby of the Building, the common corridors on the floor of the Building on which the Premises are situated and other areas appurtenant to or servicing the elevators, shipping and receiving areas and lavatories in the Building, provided that Landlord shall have the right at any time and from time to time upon prior written notice to Tenant to exclude therefrom such areas as Landlord may determine so long as access to the Premises is not unreasonably denied.

3.	TERM

3.1 Term. The term of this Lease (the “Lease Term”) shall be the term specified in Section 1.6 hereof, commencing on the Commencement Date specified in Section 1.7 hereof and ending on the Expiration Date specified in Section 1.8 hereof, unless extended or earlier terminated as provided in this Lease.

3.2 Delay in Commencement. Notwithstanding the Commencement Date (as set forth in Section 1.7 above), if for any reason Landlord does not deliver possession of the Premises to Tenant on or before the anticipated Commencement Date set forth in Section 1.7 above, Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or the obligations of Tenant hereunder. Notwithstanding the foregoing or anything to the contrary contained herein, if Landlord is unable to deliver possession of the Premises to Tenant on or before the anticipated Commencement Date set forth in Section 1.7 above as a direct, indirect, partial or total result of a delay caused by or resulting from any act or omission by Tenant (a “Tenant Delay”), then notwithstanding anything to the contrary set forth in this Lease and regardless of the actual date of the Substantial Completion of the Landlord Work in the Premises, the date of Substantial Completion thereof shall be deemed to be the date that Substantial Completion would have occurred if no Tenant Delay or Delays, as set forth above, had occurred. Notwithstanding the foregoing, no Tenant Delay pursuant to this Section 3.2 shall be deemed to have occurred unless and until Landlord has provided written notice to Tenant specifying the action or inaction that Landlord contends constitutes a Tenant Delay. If such action or inaction is not cured within one (1) day after receipt of such notice, then a Tenant Delay, as set forth in such notice, shall be deemed to have occurred commencing as of the date such notice is received and continuing for the number of days the Landlord Work in the Premises was in fact delayed as a result of such action or inaction. Within ten (10) days after Landlord’s request, Tenant shall execute an Acceptance of Landlord Work Letter Agreement pursuant to which Tenant shall accept the Landlord Work and the Premises and certify to Landlord the date on which Landlord gave Tenant written notice that the Landlord Work (as defined in the Work Letter) was Substantially Complete, the actual Commencement Date, the date on which Tenant took possession, or was deemed and construed to have taken possession, of the Premises, the date on which Tenant first began to conduct its business in the Premises, and the actual Expiration Date, but this Lease and the respective obligations of the parties hereto shall not be affected in any manner if Tenant does not execute such Acceptance of Landlord Work Letter Agreement.

3.3 Early Access to Premises. Landlord shall give Tenant nonexclusive access to the Premises during a period of fourteen (14) days prior to the date Landlord reasonable anticipates with be the date of Substantial Completion of the Landlord Work in the Premises for the purposes of Tenant’s installing in the Premises voice and data cabling and outlets, telephone equipment and furniture, fixtures and equipment. During such access period prior to the Substantial Completion of the Landlord Work in the Premises, (i) Tenant covenants that Tenant, its employees, agents and contractors shall not interfere with or cause any delay in Landlord’s completion of the Landlord Work; (ii) Tenant’s access and use of the Premises prior to the Substantial Completion of the Landlord Work in the Premises shall be subject to all provisions of this Lease, except that Tenant’s obligation to pay monthly Base Rent shall not apply during such access period; and (iii) Tenant shall not conduct any business in the Premises and none of Tenant’s employees shall office in the Premises. Such access period shall not advance the Expiration Date of this Lease.

3.4 Delivery of Possession. Tenant shall be deemed and construed to have taken possession of the Premises upon the earlier to occur of the following dates: (a) the date that is five (5) business days after the Commencement Date; or (b) the date on which Tenant first begins to conduct its business in the Premises. Tenant shall occupy the Premises no later than twenty (20) business days after the Commencement Date. As used in this Lease, the term “business days” means Mondays through Fridays (excluding legal holidays).

3.5 Holding Over. If Tenant remains in possession of the Premises or any part thereof after the expiration of the Lease Term hereof, such occupancy shall be a tenancy from month to month at a monthly rental equal to one hundred fifty percent (150%) of the Base Rent and Additional Rent payable hereunder. The foregoing provisions of this Section 3.5 shall neither be construed to give Tenant any right to remain in possession of the Premises or any part thereof after the expiration of the Lease Term hereof nor to waive any of Landlord’s rights under this Lease to collect any damages to which it may be entitled.

4.	RENT

4.1 Base Rent. Starting on the Commencement Date, Tenant shall pay to Landlord for the lease of the Premises throughout the entire Lease Term the monthly installments of Base Rent specified in Section 1.10 of this Lease, in advance, on the first (1st) day of each calendar month of the Lease Term. All rents shall be payable in lawful money of the United States of America without notice or demand and without any deduction, offset or abatement, and shall be payable to Landlord at the address stated in Section 1.11(a) or to such other persons or at such other places as Landlord may designate in writing. The payment of Base Rent hereunder shall be an independent covenant.

4.2 Additional Rent. Both Tenant and Landlord expressly understand and agree that all other sums, except Base Rent as described in Sections 1.10 and 4.1 of this Lease, which may from time to time become due under this Lease, shall be deemed “Additional Rent.” Additional Rent shall include, but not be limited to, late charges, interest, Shared Expenses as described in Section 6, attorneys’ fees, security deposits and any cash bonds which may by circumstance be required to be posted hereunder. Both Tenant and Landlord expressly understand and agree that all monies paid by Tenant hereunder shall be first credited to Additional Rent (and allocated among different items of Additional Rent as Landlord may determine), and only then to Base Rent. All payments of Additional Rent shall be in lawful money of the United States of America, shall be paid without any deduction, offset or abatement, and shall be payable to Landlord at the address stated in Section 1.11(a) or to such other persons or at such other places as Landlord may designate in writing. The obligation to make payments of Additional Rent hereunder shall be an independent covenant. Except as expressly provided otherwise, the term “Rent”, “rent”, or “rental” shall mean and refer to Base Rent and Additional Rent payable under this Lease.

4.3 No Parking. TENANT HEREBY ACKNOWLEDGES AND UNDERSTANDS THAT NO PARKING IS AVAILABLE AT THE BUILDING OR ON THE REAL PROPERTY ON WHICH THE BUILDING IS SITUATED. Landlord has no obligation whatsoever under this Lease or otherwise to locate, secure or provide any parking to Tenant or its employees, agents, contractors, invitees or guests.

4.4 Acceptance of Rental Payments. No acceptance by Landlord of a lesser sum than the Base Rent and/or Additional Rent then due shall be deemed to be other than on account of the earliest amount of such rental due (unless Landlord elects otherwise), nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction or compromise and settlement, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such payments due or to pursue any other remedy as provided in this Lease.

5.         CONSTRUCTION OBLIGATION OF LANDLORD. Landlord and Tenant hereby acknowledge that there currently exists as of the date of this Lease certain vacancies in the Building on the floors located immediately above Tenant and that Tenant understands that Landlord may subsequently elect to construct certain improvements in such vacant spaces for the benefit of Landlord and third parties. Landlord agrees to use its commercially reasonable, good faith efforts to reasonably cooperate with Tenant in avoiding unreasonably interfering with Tenant’s permitted business operations in the Premises in connection with Landlord’s exercise of such rights and to minimize the length of time during which any such interference continues and the portion of the Premises or the Building affected by such interference, provided in no event shall Landlord be required to incur after-hours or overtime expenses in connection with the same unless Tenant shall pay for the increased costs to be incurred by Landlord for such overtime labor (it being agreed that if Tenant reasonably and in good faith complains to Landlord’s property manager that the work associated with Landlord’s exercise of its rights hereunder materially and adversely interferes with Tenant’s ability to operate in the Premises, then Landlord shall use good faith efforts to cause the work that is the subject of such complaint to be performed after hours and in such event, Tenant shall within thirty (30) days after Landlord’s written demand therefor (which demand shall be accompanied by reasonable back-up documentation) reimburse Landlord as Additional Rent for all after-hours or overtime expenses in connection with the same). Subject the foregoing, Landlord may: (a) install, repair, replace, or relocate pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas of the Premises or the rest of the Building; (b) repair, renovate, alter, expand or improve the floors; (c) make changes to the common areas, including, without limitation, changes in the location, size, shape and number of street entrances, driveways, ramps, entrances, exits, parking spaces, parking areas, loading and unloading areas, halls, passages, stairways and other means of ingress and egress, direction of traffic, landscaped areas and walkways; (d) close temporarily any of the common areas for maintenance purposes as long as reasonable access to the Premises remains available; and (e) do and perform such other acts and make such other changes in, to or with respect to the floors as Landlord may deem appropriate.

6.	SHARED EXPENSES

6.1 Determination. The monthly obligations for Additional Rent as described in Section 4.2 shall be annually adjusted in accordance with the provisions of Section 6.2 hereof.

6.2 Escalations.

(a) Landlord agrees to expend as its share of Operating Expenses (as defined below) paid for and sustained by Landlord during any calendar year an amount not greater than that specified in Section 1.14. Said sum shall constitute the maximum payable by Landlord as its contribution toward Operating Expenses. The term “Operating Expense” means the total amounts paid or payable, whether by Landlord or otherwise on behalf of Landlord, in connection with the ownership, leasing, management, maintenance, repair and operation of the Building, the equipment, the intrabuilding cabling and wiring, adjacent walks, landscaped and common areas and any appurtenant structures comprising part of the Building. Operating Expense shall include, without limiting the generality of the foregoing, the aggregate of the amount paid for providing heating, air conditioning, electricity, water, sewer and other utility systems to the

Building, the amount paid to any persons or entities for all labor and/or wages (including the cost to Landlord of workmen’s compensation and disability insurance, payroll taxes, welfare and fringe benefits), for services rendered, and materials provided to the Building (excluding costs incurred with respect to the installation of improvements made for individual tenants in the Building) (but including, without limitation, any maintenance or repairs performed by Landlord as set forth in Article 10 below); for the costs of janitorial services; administrative expenses related to the Building; any costs incurred for any capital improvements or structural repairs to the Building which are: (A) reasonably intended to effect labor or energy savings or otherwise reasonably intended to reduce Operating Expenses, or (B) required by law or by any governmental or quasi-governmental authority having jurisdiction over the Building including, but not limited to, the Americans with Disabilities Act; or (C) for replacement or restoration of any Building equipment and/or improvements needed to operate and/or maintain the Building at the same quality levels as prior to the replacement or restoration, which costs shall be amortized over the useful life of the applicable capital improvements or structural repairs (as reasonably determined by Landlord using standard real estate accounting principles); the cost of accounting services necessary to compute the rent and charges payable by tenants of the Building; fees for management, legal, accounting, inspection and consulting services pertaining to the Building; the cost of guards and other protection services (however, Tenant hereby acknowledges that Landlord shall have no affirmative obligation to provide guards or other protective services to the Building); window washing; hired services; the cost of all charges for cleaning, maintenance and service contracts, and other services with independent contractors and administration fees; costs incurred (capital or otherwise) on a regular recurring basis every three (3) or more years for certain maintenance projects (e.g., parking lot slurry coat or replacement of lobby and elevator car carpeting); and the amount paid for premiums for all insurance procured by Landlord to insure the Building as may be required or permitted under this Lease (including, without limitation, business interruption insurance, and if there is a mortgage or deed of trust on the Building, such insurance as may be required by the holder of such mortgage or deed of trust). In addition, if Landlord does not furnish a particular service or work (the cost of which, if furnished by Landlord, would be included in Operating Expenses) to a tenant (other than Tenant) that has undertaken to perform such service or work in lieu of receiving it from Landlord, Operating Expenses, as applicable, shall be considered to be increased by an amount equal to the additional Operating Expense that Landlord would reasonably have incurred had Landlord furnished such service or work to that tenant. Notwithstanding the foregoing, Operating Expenses shall not include the (1) wages, salaries or fringe benefits (which amounts will be allocated to the Building on a prorated basis based upon the amount of time such persons spend in connection with the Building) paid for any employee above the grade of portfolio manager; (2) costs of repairs or other work necessitated by fire, windstorm, casualty or other occurrence for which Landlord is reimbursed by insurance proceeds to the extent so reimbursed; (3) costs of items considered capital repairs, improvements or replacements under generally accepted accounting principles consistently applied except as expressly included in Operating Expenses pursuant to the definition above; (4) payments to any subsidiary or affiliate of Landlord in excess of the amount that would be paid for similar goods or services on an arms-length basis between unrelated third parties; (5) management fees in excess of the amounts permitted pursuant to this Lease; (6) the cost of providing any service directly to and paid directly by any tenant (outside of such tenant’s Operating Expense payments) including, without limitation, the cost of electricity, to a tenant’s premises; (7) any increases in premiums for any insurance maintained by Landlord resulting from the extra-hazardous activities of Landlord or other tenants or occupants; (8) leasing commissions, attorneys’ fees, costs, disbursements and other expenses incurred by Landlord or its agents in connection with negotiations for leases or other occupancy agreements, and similar costs incurred in connection with disputes with and/or enforcement of leases or other occupancy agreements; (9) “Tenant allowances,” “tenant concessions,” workletters, and other costs or expenses (including permit, license and inspection fees) incurred in completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants or other occupants, or vacant, leasable space, including space planning/interior architecture fees for same; (10) payments of principal, finance charges, or interest on debt or amortization on any mortgage, deed of trust or other debt financing or refinancing, and rental payments (or increases in same) under any ground or underlying lease or leases; (11) contributions to operating expense reserves and any bad debt loss, rent loss or other reserve for bad debt or rent loss; (12) costs incurred to (i) comply with laws relating to the removal of any “Hazardous Material,” as that term is defined in Article 24 of this Lease, which was in existence on the Building prior to the Commencement Date, and was of such a nature that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions that it then existed on the Building, would have then required the removal of such Hazardous Material or other remedial or containment action with respect thereto, and (ii) to remove, remedy, contain, or treat any Hazardous Material, which Hazardous Material is brought onto the Building after the date hereof by Landlord or any other tenant of the Building and is of such a nature, at that time, that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions, that it then exists on the Building, would have then required the removal of such Hazardous Material or other remedial or containment action with respect thereto; (13) interest, fines or penalties for any late payments by Landlord not due to the act or neglect of Tenant or its agents, contractors or employees (in which event Tenant shall be solely responsible for the same; (14) legal fees, late charges and penalties incurred in connection with Landlord’s noncompliance with or violation of law; (15) costs resulting from the gross negligence or willful misconduct of Landlord, its employees, agents and/or contractors and not reimbursed by insurance; (16) advertising and promotional expenses and costs associated with maintaining Landlord’s corporate (or other entity) existence and other overhead and administrative costs of Landlord not directly incurred in the operation and maintenance of the Building or the Property; (17) costs incurred in connection with the making of repairs or replacements which are the obligation of any other tenant or occupant; (18) political contributions or contributions to charitable organizations; (19) costs or fees relating to the defense of Landlord’s title to or interest in the Property, or any part thereof; (20) depreciation, amortization and interest payments, except as specifically included in Operating Expenses pursuant to the terms of this Lease and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party; (21) any costs in connection with an expansion of the rentable area of the Building or the Property or adding any new Building or Property amenities, or any costs incurred in connection with any additions to the Common Areas or the Property, including the purchase of additional land or other development rights; (22) the cost of correcting defects in the construction in the Building or any other buildings in the Property, or any Common Area; (23) the costs of leasing equipment or other items which if purchased would constitute a capital expenditure (except when needed in connection with normal repairs and maintenance of the Building) to the extent such rentals and related expenses would exceed the monthly amortization of the costs of such items if purchased, rather than rented, or if such items would constitute a capital improvement not included in Operating Expenses pursuant to this Lease; (24) any costs to provide services or utilities or to manage or maintain any other buildings located in the same complex or office park as the Building which are in excess of the Building’s equitable share of such shared costs; (25) any personal property taxes of Landlord for equipment or items not used directly in the operation or maintenance of the Building or the Common Area. In the event, during any calendar year, the Building is less than ninety-five percent (95%) occupied at all times, Operating Expenses shall be adjusted to reflect the Operating Expenses of the Building as though ninety-five percent (95%) were occupied at all times. Notwithstanding anything to the contrary set forth in this Article 6, when calculating Operating Expenses for the Base Year (as set forth in Section 1.14 above), Operating Expenses shall exclude (a) market-wide labor-rate increases due to extraordinary circumstances including, but not limited to, boycotts and strikes, (b) utility rate increases due to extraordinary circumstances including, but not limited to, conservation surcharges, boycotts, embargoes or other shortages, and (c) amortization of any capital items including, but not limited to, capital improvements, capital repairs and capital replacements (including such amortized costs where the actual improvement, repair or replacement was made in prior years). Landlord shall have the right from time to time to equitably allocate some or all of the Operating Expenses among different tenants of the Building (the “Cost Pools”). Such Cost Pools may include, but shall not be limited to the office space tenants of the Building and the retail tenants of the Building, if any.

(b) Landlord agrees to expend as its share of Real Estate Taxes paid for and sustained by Landlord during any calendar year an amount not greater than that specified in Section 1.15. Said sum shall constitute the maximum payable by Landlord as its contribution toward Real Estate Taxes. As used in this Lease, the term “Real Estate Taxes” includes all general and special taxes, assessments, duties and levies, charged and levied upon or assessed against the Building and/or any improvement situated on the real property on which the Building stands, any leasehold improvement, fixtures, installations, additions and equipment used in the maintenance or operation of the Building, whether owned by Landlord or Tenant, not paid directly by Tenant. If at any time during the Lease Term, the method of taxation of real estate prevailing at the time of execution hereof shall be or has been altered so as to cause the whole or any part of the taxes now or hereafter levied, assessed or imposed on real estate to be levied, assessed or imposed upon Landlord, wholly or partially, as a capital levy or otherwise, or on, or measured by the rents received from the Building, then such new or altered taxes attributable to the Premises shall be deemed to be included in Real Estate Taxes for purposes of this Lease. The reference to the Building in this subsection includes, as allocated by Landlord, improvements or facilities utilized in common by the Building and other buildings upon or adjacent to the real property on which the Building stands.

(c) Commencing on the Commencement Date, and continuing thereafter during the Lease Term, Tenant shall pay to Landlord monthly on the first (1st) day of each month, without notice or demand and without any deduction, offset or abatement, in lawful money of the United States of America, 1/12 of the amount of Tenant’s Pro-Rata Share of the Shared Expenses as estimated by Landlord to be incurred for the calendar year in which the monthly payments are to be made. If the Expiration Date is not December 31, the monthly payments owing hereunder during the last partial calendar year of the Lease shall be appropriately adjusted. The term “Shared

Expenses” shall mean the amount by which Operating Expenses and Real Estate Taxes incurred in any period exceed the amount of Landlord’s obligation for the same as specified in Section 1.14 and 1.15.

(d) Following each calendar year as soon as is reasonably practicable, Landlord shall send to Tenant a “Landlord’s Statement”, which shall set forth the actual amount of Shared Expenses (with the exception of those States in which real estate taxes are billed on other than a calendar year basis, in which event an additional Landlord’s Statement with respect to Real Estate Taxes will be based on the Real Estate Tax fiscal year and sent within a reasonable time after Landlord’s receipt of Real Estate Tax bills), and shall include Tenant’s Pro-Rata Share thereof for the preceding calendar year (or portion thereof) and the estimated amount of Shared Expenses and Tenant’s Pro-Rata Share thereof for the calendar year in which the additional Landlord’s Statement is given. Landlord’s failure to render a Landlord’s Statement with respect to any period shall not eliminate or reduce Tenant’s obligation to pay Shared Expenses and shall not prejudice Landlord’s right to render a Landlord’s Statement with respect to any subsequent period for a period of one (1) year after the expiration of the calendar year for which the Landlord’s Statement applies and after such one (1) year period Landlord waives its right to recover all or any portion of Tenant’s Pro-Rata Share of Shared Expenses, except where the failure to timely furnish the Landlord’s Statement as to any particular item includable in the Landlord’s Statement is beyond Landlord’s reasonable control (e.g., tax assessments that are late in arriving from the assessor or the result of any contest of Real Estate Taxes by Landlord), in which case such one (1) year limit and the commensurate waiver shall not be applicable. The obligations of Tenant under the provisions of this paragraph with respect to any increase in rent shall survive the expiration or any sooner termination of this Lease. Within fifteen (15) days of Tenant’s receipt of Landlord’s Statement, Tenant shall pay to Landlord the entire amount of Tenant’s Pro-Rata Share of actual Shared Expenses for the prior period covered by Landlord’s Statement less the amount of Shared Expenses previously paid by Tenant for said period, plus Tenant shall also then pay to Landlord such amount as is necessary to assure that, through the calendar month in which Landlord’s Statement is given, Tenant has paid to Landlord the full amount of estimated Shared Expenses for the calendar year in which Landlord’s Statement is given, as if Landlord’s Statement were given on January 1 of said calendar year. For each month following for the remainder of said calendar year, Tenant shall pay the monthly estimated Shared Expenses set forth in Landlord’s Statement. In the event that the estimated payments made by Tenant for any calendar year or other applicable period exceed Tenant’s Pro-Rata Share of actual Shared Expenses for such calendar year or other applicable period as set forth in Landlord’s Statement, then, provided Tenant is not otherwise in default hereunder, the amount of such excess shall be applied by Landlord to the next succeeding installments of monthly estimated payments of Shared Expenses; provided, however, for the last year or portion thereof occurring during the Lease Term, such overpayments shall be promptly refunded to Tenant, less any sums due Landlord.

6.3 Statements. All reasonable determinations by Landlord pursuant to this Article 6 shall be presumed to be correct. Until Tenant is advised of the adjustment in its obligation to pay Shared Expenses, if any, pursuant to the provisions of Section 6.2(d), Tenant’s monthly rental shall continue to be paid at the then current rent (including all prior adjustments thereto pursuant to this Lease). Upon written notice to Landlord of not less than fifteen (15) business days, Tenant shall have the right to review the documentation relied upon by Landlord relating to the computation of Shared Expenses, which review shall occur at the location specified in Section 1.11(b). In computing Shared Expenses, no cost or expense may be accounted more than once, any expenses which are paid by the proceeds of insurance shall be excluded and any expenses which are separately metered or billed directly to and separately paid by any other tenant shall be excluded. Within one hundred twenty (120) days after receipt of the subject Landlord’s Statement by Tenant and not less than thirty (30) days’ prior written notice to Landlord and provided Tenant is not in default hereunder, Tenant shall have the right to cause an audit to be made of Landlord’s computation of Shared Expenses, at the location of the Building or such other location in San Francisco County, California as may be designated by Landlord, at Tenant’s sole expense, not more frequently than once per calendar year. Such audit shall be conducted by an accountant which is a member of a nationally or regionally recognized accounting firm reasonably acceptable to Landlord; provided, however, in no event shall any such audit be conducted by a company, which as a fee, receives a percentage of any recovery. Tenant agrees that Tenant and such accountant shall keep all information obtained during any such audit strictly confidential; provided, however, Tenant may disclose such information (a) to the extent necessary in any lawsuit requiring such disclosure, (b) to its consultants, or (c) as required by law. A copy of the audit report shall be furnished by Tenant to Landlord regardless as to whether the audit discloses any overpayment or underpayment of Shared Expenses by Tenant. Tenant shall not be entitled to withhold or deduct any portion of Base Rent or Additional Rent during the pendency of any such audit. Any errors disclosed by such audit shall be promptly corrected, provided that Landlord shall have the right to cause another independent audit to be made of such computations, and in the event of a disagreement between the auditors, the audit disclosing the least amount of deviation from Landlord’s original computations shall be conclusively deemed to be correct. The provisions of this Section shall be the sole method to be used by Tenant to dispute the amount of Shared Expenses payable by Tenant under this Lease, and Tenant waives any other rights or remedies relating thereto.

7.	SECURITY DEPOSIT

Tenant shall deposit with Landlord upon execution hereof the sum specified in Section 1.16 as security for Tenant’s faithful performance of Tenant’s obligations hereunder. If Tenant fails to pay rent or other charges due hereunder, or otherwise defaults with respect to any provisions of this Lease, Landlord may without notice to Tenant use, apply or retain all or any portion of said deposit for the payment of any rent or other charge in default or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default or to compensate Landlord for any loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of said deposit (other than as specified in Section 1.16 hereof), Tenant shall within five (5) days after written demand therefor deposit cash with Landlord in an amount sufficient to restore said deposit to the full amount hereinabove stated. Landlord shall not be required to keep said deposit separate from its general accounts and Tenant shall not be entitled to interest on such deposit. If Tenant performs all of Tenant’s obligations hereunder, said deposit or so much thereof as had not theretofore been applied by Landlord, shall be returned, without payment of interest or other increment for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within sixty (60) days after either the expiration of the Lease Term or after Tenant has vacated the Premises, whichever is later. Landlord shall deliver the funds deposited herein by Tenant to the purchaser of the Building in the event the Building is sold (or give such purchaser a credit against the purchase price in the amount of such deposit), and thereupon Landlord shall be discharged from all further liability with respect to such deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of law, now or hereafter in effect, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 7 above and/or those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the acts or omissions of Tenant or any officer, employee, agent, contractor or invitee of Tenant.

8.	USE

8.1 Use. The Premises shall be used and occupied only for the uses specified in Section 1.17 hereof, provided that the foregoing shall not be construed as a representation or guarantee by Landlord that such business may lawfully be conducted on the Premises.

8.2 Compliance With Law. In the event it is determined by the applicable governmental unit that the Premises violates any building code, regulation or ordinance in effect as of the date of this Lease, then it shall be the obligation of Landlord, after written notice from Tenant which shall include a copy of the governmental unit’s determination, to promptly, at Landlord’s sole cost and expense, rectify any such violation except to the extent such violation is attributable to Tenant’s use or occupancy of the Premises or any alteration thereof by or on behalf of Tenant (in which event Tenant shall be solely responsible to cure any such violation at its sole cost and expense). In the event Tenant does not give to Landlord written notice of any such violation within ninety (90) days after the date on which Tenant takes possession of the Premises, , it shall be conclusively deemed and construed that such violation did not exist and Tenant shall be obligated to cure such violation at its sole expense; provided, however, that nothing contained in this Section 8.2 shall authorize or permit Tenant to make any structural repairs to the Building.

8.3 Waste and Nuisance. Tenant shall not commit, suffer or knowingly permit any waste, damage, disfiguration or injury to the Premises, the common areas of the Building, or the fixtures and equipment located therein or thereon. Tenant shall not permit or suffer any overloading of the floors thereof, and shall not place therein any heavy business machinery, safes, computers, data processing machines, or other items heavier than customarily used for general office purposes without first obtaining the written consent of Landlord. Neither Landlord nor Tenant shall not use or permit to be used any part of the Building for any dangerous, noxious or offensive trade or business, and shall not cause or permit any nuisance, noise, action, or disturbance of other tenants, in, at or on the Premises.

8.4 Condition of Premises. Except as provided in Sections 8.2 and 9.2 of this Lease, Tenant hereby accepts the Premises and the Building in their present “AS IS, WHERE IS” and “WITH ALL FAULTS” condition existing as of the Commencement Date, subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use of the Premises, and accepts this Lease subject thereto and to all matters disclosed thereby and by any exhibits attached hereto and any Punch-List items required to be completed by Landlord as set forth in Section 9.2 below. Tenant hereby agrees and warrants that it has investigated and inspected the condition of the Premises and the suitability of same for Tenant’s purposes, and Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the Premises or the Building or the suitability of same for Tenant’s purposes. Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the Premises or the Building or with respect to the suitability of either for the conduct of Tenant’s business and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Premises and the Building in its decision to enter into this Lease and let the Premises in the above-described condition. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in satisfactory condition. In addition, except as provided in Section 8.2, Tenant shall at Tenant’s expense, comply with all applicable laws, statutes, ordinances, rules, regulations, orders, restrictions of record, and requirements in effect during the Lease Term or any part of the term hereof regulating the use or alteration by Tenant of the Premises. Tenant hereby waives subsection 1 of Section 1932 and Sections 1941 and 1942 of the Civil Code of California or any successor provision of law.

8.5 Insurance Cancellation. Notwithstanding the provisions of Section 8.1 of this Lease, no use shall be made or permitted to be made of the Premises, nor acts done which will cause the cancellation of any insurance policy covering said Premises or the Building, and if Tenant’s use of the Premises causes an increase in said insurance rates, Tenant shall pay any such increase as Additional Rent, which, together with interest on any amount paid (at the interest rate set forth in Section 25.4) therefor by Landlord, shall be payable by Tenant on the next succeeding date on which a Base Rental payment is due. Notwithstanding anything further to the contrary confirmed herein, Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Administration (formerly the National Board of Fire Underwriters) and with any similar body.

8.6 Landlord’s Rules and Regulations. Tenant shall faithfully observe and comply with the reasonable rules and regulations that Landlord shall from time to time promulgate, including, without limitation, the rules and regulations attached to this Lease as Exhibit “C” (the “Rules and Regulations”). Landlord reserves the right from time to time to make all reasonable modifications to the Rules and Regulations. Landlord shall provide Tenant with prior written notice of any such modifications of the Rules and Regulations; and in no event shall any such modification materially increase Tenant’s monetary obligations under this Lease without Tenant’s prior written consent. For purposes of the immediately preceding sentence only, a “material” increase in Tenant’s monetary obligations shall mean any increase that exceeds an amount equal to $3,000.00 per year as a result of such modification of the Rules and Regulations only. The additions and modification to the Rules and Regulations shall be binding upon Tenant upon Landlord giving notice of them to Tenant. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by any other tenants or occupants.

9.	LANDLORD’S SERVICES

9.1 Basic Services. Subject to any law, rule or governmental order or regulation, and further subject to any circumstance beyond the control of Landlord, Landlord shall furnish the following services, the cost of which shall, except as provided below, be included in Operating Expenses:

(a) Air conditioning and heat, whichever be required, from 8 a.m. to 6 p.m., Monday through Friday and 8 a.m. through 1 p.m. on Saturday, excluding legal holidays;

(b) Hot and cold water for lavatory purposes and electric current for lighting the Premises and for ordinary office appliances and office machines only, provided that Tenant shall not use any electrical equipment which in Landlord’s sole but good faith opinion will overload the wiring insulations or interfere with the use thereof by Landlord or any other tenant in the Building. If a further supply of water is required by Tenant, then at Tenant’s expense, Landlord shall have the option to install and maintain a water meter to register such Tenant’s consumption, and Tenant shall pay as Additional Rent for water consumed, at the cost to Landlord, and for sewer rents and all other rents and charges based upon such consumption of water (including without limitation, the cost of installing and monitoring the water meter);

(c) General day-to-day janitorial service (excluding carpet shampooing and hard surface floor waxing) five (5) days a week, and elevator service during the same hours for which air conditioning and heat services are provided as set forth above, provided, however, that in the event Tenant is delinquent in making any installment payment of rent under this Lease for a period of fifteen (15) days or more after it shall become due, Landlord may discontinue furnishing any or all of the services described in this Section 9.1 until all arrears of rental payments, plus interest and late charges and any other sums due under this Lease, shall have been paid in full. Whenever heat generating machines or equipment are used by Tenant in the Premises which affect the temperature otherwise maintained by the air conditioning system, as determined by Landlord, Landlord reserves the right to install supplementary air conditioning units in the Premises, and the costs therefor, including the cost of installation, operation and maintenance thereof, shall be paid by Tenant to Landlord upon demand by Landlord. If Tenant, as determined by Landlord, requires electric current in excess of that usually furnished or supplied to the Premises, Landlord may, at its election, either cause an electric current meter to be installed in the Premises so as to measure the electric current consumed for such excess use or determine the value of such excess use by causing an independent electrical engineer or consulting firm, selected by Landlord, to conduct a survey of Tenant’s use of electric current and to certify such determination in writing to Landlord and Tenant. The cost of any such survey or installation and maintenance of such meter shall be borne by Tenant if the survey or meter indicates excess use by Tenant. Additionally, Tenant agrees to pay to Landlord, as Additional Rent, promptly upon demand therefor by Landlord, the amount determined to be due for the electric current consumed by Tenant, as shown by said meter or as indicated in said survey, as the case may be, at the rate charged for such service by the local public authority or the local public utility, as the case may be, furnishing the same, plus any additional expenses incurred by Landlord in keeping account of the electric current consumed.

(d) Notwithstanding anything in this Lease to the contrary, Tenant will not without the prior written consent of Landlord use any apparatus or device in the Premises which will in any way increase the amount of electricity or water usually furnished or supplied for use of the Premises as general office space. Tenant shall not connect with any electric current except through existing electrical outlets in the Premises, or to any water pipes, any apparatus or device for the purposes of using electric current or water. If Tenant shall require water or electric current in excess of that usually furnished or supplied for use of the Premises as general office space, then Tenant must first procure the written consent of Landlord to the use thereof. With the prior written consent of Landlord, Tenant may maintain and operate data processing equipment on the Premises, but all additional costs in connection therewith (including, but not limited to, additional support flooring, insulation, electrical outlets and temperature maintenance facilities) shall be borne solely by Tenant and the utility services utilized by or for such equipment shall be separately metered and the cost of such utility services with metering shall be borne solely by Tenant. At Tenant’s request and with Landlord’s prior approval, Landlord shall furnish the services described in Section 9.1(a) at times other than specified in Section 9.1(a), provided that Tenant shall pay the entire cost of such after-hours usage as reasonably determined by Landlord as Additional Rent, notwithstanding the fact that such services may also benefit portions of the Building other than the Premises (in which event Landlord shall not receive collectively from all tenants paying for any portion of such additional services more than the actual cost to Landlord of providing the same).

(e) Tenant agrees that Landlord shall be the sole and exclusive representative with respect to, and shall maintain exclusive control over, the reception, utilization and distribution of electrical power, regardless of point or means of origin, use or generation. Tenant shall not have the right to contract directly with any provider of electrical power or services.

9.2 Initial Construction. Landlord shall prior to the Commencement Date perform the Landlord Work in the Premises as provided in the Work Letter. Within ten (10) business days after Landlord notifies Tenant that the Landlord Work is Substantially Complete (as defined in the Work Letter), representatives of Landlord and Tenant shall conduct a walk-through of the Premises and jointly prepare a list of any minor items of the Landlord Work have not been fully completed (collectively, the “Punch List Items”). Landlord shall cause its contractor to complete or repair the Punch List Items within thirty (30) days after the preparation of the list of Punch List Items (unless the nature of such repair or correction is such that more than thirty (30) days are required for completion, in which case, Landlord shall commence such repair or correction work within such thirty (30) day period and diligently and continuously prosecute the same to completion). Tenant shall not be entitled to any postponement or delay of the Commencement Date or any abatement of any Rent obligations pending completion of the Punch List Items. Tenant agrees that there is no promise, representation, or undertaking by or binding on Landlord with respect to any construction, refurbishment, alteration, addition, repairing, remodeling or redecorating in or to the Premises, except as expressly set forth in the Work Letter.

9.3 Interruption of Services. Upon reasonable prior written notice to Tenant, Landlord reserves the right from time to time to install, use, maintain, repair, replace and relocate service to the Premises and other parts of the Building, and to alter or relocate any other facility in the Building . Landlord agrees to use its commercially reasonable, good faith efforts to avoid unreasonably interfering with Tenant’s permitted business operations in connection with Landlord’s exercise of such rights and to minimize the length of time during which any such interference continues and the portion of the Premises or the Building affected by such interference, provided in no event shall Landlord be required to incur after-hours or overtime expenses in connection with same in excess of those which Landlord reasonably determines are necessary based upon the circumstances under which Landlord is exercising its rights hereunder. Interruption or curtailment of any service maintained in the Building, if caused by strikes, mechanical difficulties, actions of Landlord under the first sentence of this Section 9.3, or for any other reason beyond Landlord’s control, shall not entitle Tenant to any claim against Landlord or to any abatement in rent, nor shall the same constitute constructive or partial eviction. Unless due to the gross negligence of Landlord (but subject to Section 13.5 below), Landlord shall not be liable to Tenant for any injury or damage resulting from defects in the plumbing, heating, or electrical systems in the Building or for any damage resulting from water seepage into the Building or for any act or failure to act by any other Tenants at the Building or for any damage resulting from wind storm, hurricane or rain storm.

10.	MAINTENANCE, REPAIRS AND ALTERATIONS

10.1 Landlord’s Obligations. Subject to the provisions of Sections 8.2 and 14 hereof, and except for damage caused by any negligent or intentional act or omission of Tenant, Tenant’s agents, employees, representatives, customers or invitees, in which event Tenant shall repair the damage, at its sole expense, Landlord shall keep in good order, condition and repair (a) the structural portions of the Building, (b) the basic HVAC, mechanical, plumbing and electrical systems (provided, however, that Landlord’s obligation with respect to any such systems shall be to repair and maintain those portions of the systems located in the core of the Building or in other areas outside of the Premises, but Tenant shall be responsible to repair and maintain any distribution of such systems throughout the Premises), (c) and those portions of the Building which are not occupied or leased by any tenant, and all costs incurred by Landlord in making any such repairs or performing such maintenance shall be Operating Expenses (to the extent permitted) as defined in Section 6.2 hereof, provided that Landlord shall have no obligation to perform any act which is the obligation of Tenant or any other tenant in the Building. Tenant expressly waives the benefits of any statute now or hereafter in effect (including, without limitation, the provisions of California Civil Code Sections 1932(1) and 1942 and any successive sections or statutes of a similar nature) which would otherwise afford Tenant the right to make repairs at Landlord’s expense or to terminate this Lease because of Landlord’s failure to keep the Premises in good order, condition and repair. Other than as specifically provided in this Section 10.1, Landlord shall not be obligated to make any repairs or improvements of any kind, in, upon, about, or to the Premises or the Building.

10.2 Tenant’s Obligations. Subject to the provisions of Sections 8.2, 10.1 and 14 hereof, Landlord, at Tenant’s expense (which amount shall be an Operating Expense to the extent permitted), shall keep in good order, condition and repair the Premises and every part thereof including, without limiting the generality of the foregoing, all plumbing, electrical and lighting facilities and equipment within the Premises, fixtures, interior walls and interior surfaces of exterior walls, ceilings, windows, doors, plate glass and skylights located within the Premises. All repairs made by Tenant, if any, shall be at least of the same quality, design and class as that of the original work. Tenant agrees that it will abide by, keep and observe all reasonable rules and regulations which Landlord may make from time to time for the management, safety, care and cleanliness of the Building and grounds, the parking of vehicles and the preservation of good order therein as well as for the convenience of other occupants and tenants of the Building. Notwithstanding the foregoing, all damage or injury to the Building or to the Premises, fixtures, appurtenances and/or equipment caused by Tenant moving property in or out of the Building or the Premises or by Tenant’s installation or removal of furniture, fixtures, or other property, or from any other cause of any kind or nature whatsoever due to carelessness, omission, neglect, improper conduct, or other cause of Tenant, its agents, employees, invitees, contractors or subcontractors shall be repaired, restored, or replaced promptly by Tenant at its sole cost and expense to the satisfaction of Landlord.

10.3 Surrender. On the last day of the Lease Term or on any sooner termination or date on which Tenant ceases to possess the Premises, Tenant shall remove its trade fixtures, furnishings, equipment and any cabling installed by or at Tenant’s request that is not contained in protective conduit or metal raceway, and surrender the Premises to Landlord in good and clean condition, ordinary wear and tear excepted. Prior to such surrender Tenant shall repair any damage to the Premises occasioned by its removal of trade fixtures, furnishings, equipment and cabling and repair of any structural or other damage in connection therewith. Tenant agrees to indemnify Landlord and hold Landlord harmless from and against any liability (including reasonable attorneys’ fees) of Landlord to third parties resulting from Tenant’s failure to timely comply with the provisions of this Section 10.3.

10.4 Alterations and Additions.

(a) Tenant shall not, without Landlord’s prior written consent, make any alterations, improvements or additions (referred to collectively herein as “Alterations”) in, on or about the Premises. Landlord may require that Tenant remove any or all of said Alterations at the expiration of the Lease Term or such other time at which Tenant ceases to possess the Premises, and restore the Premises to their prior condition. Should Tenant make any Alterations without the prior approval of Landlord, Landlord may require that Tenant immediately remove any or all of such items and/or Landlord may declare a default by Tenant under this Lease. Except in connection with normal interior decorating of the Premises, Tenant shall not place any holes in any part of the Premises, and in no event shall Tenant place in or about the Premises any exterior or interior signs or interior drapes, blinds, or similar items visible from the outside of the Premises without the prior written approval of Landlord. Notwithstanding anything to the contrary contained herein, Tenant may make strictly cosmetic changes to the finish work in the Premises (the “Cosmetic Alterations”), without Landlord’s consent, provided that the aggregate cost of any such alterations does not exceed $50,000.00 in any twelve (12) month period, and further provided that such Cosmetic Alterations do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to, nor adversely affect, the systems and equipment of the Building, and (iii) affect the exterior appearance of the Building. Tenant shall give Landlord at least thirty (30) days prior notice of such Cosmetic Alterations, which notice shall be accompanied by reasonably adequate evidence that such changes meet the criteria contained in this Article 10.

(b) Any Alterations in, on or about the Premises that Tenant shall desire to make shall be presented to Landlord in written form with proposed detailed plans. If Landlord shall give its consent, the consent shall be deemed conditioned upon Tenant acquiring a permit to do the work from appropriate governmental agencies, the furnishing of a copy thereof to Landlord prior to the commencement of the work and the compliance by Tenant with all conditions of said permit and with all specifications in the plans in a prompt and expeditious manner. Tenant shall not permit any of the work to be performed by persons not currently licensed under any applicable licensing laws or regulations pertaining to the types of work to be performed. Landlord shall not be deemed unreasonable in the exercise of its discretion for withholding approval of any Alterations which involve or might affect any structural or exterior element of the Building, any area or element outside of the Premises, or any facility serving any area of the Building outside of the Premises, or which will require unusual expense to re-adapt the Premises to normal office use on the termination or expiration of the Lease, unless in the latter case Tenant either desires to or is required to make repairs or Alterations in accordance with this Lease, Landlord may require Tenant, at Tenant’s sole cost and expense, to obtain and provide to Landlord a lien and completion bond (or such other applicable bond as determined by Landlord) in an amount equal to one and one-half (1-1/2) times the estimated cost of such improvements, to insure Landlord against liability including but not limited to liability for mechanic’s and materialmen’s liens and to insure completion of the work.

(c) Tenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use in the Premises, which claims are or may be secured by any mechanic’s or materialmen’s lien against the Premises or the Building. Tenant shall give Landlord not less than ten (10) days notice prior to the commencement of any work in, on or about the Premises, and Landlord shall have the right to post notices of non-responsibility in, on or about the Premises as provided by law. Tenant shall have no power or authority to do any act or make any contract which may create or be the basis for any lien upon the interest of Landlord, the Premises or the Building, or any portion thereof. If any mechanics or other lien or any notice of intention to file a lien shall be filed or delivered with respect to the Premises or the Building, based upon any act of Tenant or of anyone claiming through Tenant, or based upon work performed or materials supplied allegedly for Tenant, Tenant shall cause the same to be canceled and discharged of record within fifteen (15) days after the filing or delivery thereof. If Tenant has not so canceled the lien within fifteen (15) days as required herein, Landlord may pay such amount, and the amount so paid together with interest thereon (at the interest rate set forth in Section 25.4) from the date of payment and all legal costs and charges, including attorneys fees, incurred by Landlord in connection with said payment and cancellation of the lien or notice of intent shall be Additional Rent and shall be payable on the next succeeding date on which an installment of Base Rent is due. Landlord may, at its option and without waiving any of its rights set forth in the immediately preceding sentence, permit Tenant to contest the validity of any such lien or claim, provided that in such circumstances Tenant shall at its expense defend itself and Landlord against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against Landlord, the Premises or the Building, provided further that Landlord may at any time require Tenant to deposit with the court exercising jurisdiction over such claim, such amount as may be necessary under applicable statutes to cause the release and discharge of the lien, and if Tenant shall not immediately make such payment upon the request of Landlord, Landlord may make said payment and the amount so paid, together with interest thereon from the date of payment and all legal costs and charges, including attorneys fees, incurred by Landlord in connection with said payment shall be deemed Additional Rent and shall be payable on the next succeeding date on which an installment of Base Rent is due. In addition, Landlord may require Tenant to pay Landlord’s attorney fees and costs in participating in such action if Landlord shall decide it is in its best interest to do so. Nothing herein contained shall be construed as a consent on the part of Landlord to subject the interest and estate of Landlord to liability under any lien law of the state in which the Premises are situated, for any reason or purpose whatsoever, it being expressly understood that Landlord’s interest and estate shall not be subject to such liability and that no person shall have any right to assert any such lien.

(d) Unless Landlord requires their removal, as set forth in Section 10.4(a), all Alterations which may be made on the Premises shall, at the expiration of the Lease Term or such other time at which Tenant ceases to possess the Premises, become the property of Landlord and remain upon and be surrendered with the Premises. Notwithstanding the provisions of this Section 10.4(d), Tenant’s trade fixtures, personal property, machinery and equipment, other than that which is affixed to the Premises so that it cannot be removed without material damage to the Premises, shall remain the property of Tenant and may be removed by Tenant subject to the provisions of Section 10.3 hereof, provided that Tenant is not in default under this Lease at the time Tenant ceases to possess the Premises.

11.	TENANT’S USE OF PUBLIC AREAS

Tenant’s non-exclusive use of the public areas described in Section 2.2 shall be subject to the Rules and Regulations and such other reasonable rules and regulations as may be promulgated by Landlord from time to time pursuant to Section 8.6. Tenant agrees to repair at its cost all deteriorations or damages to the public areas occasioned by its negligence or intentional misconduct or that of its officers, agents, representatives, customers, employees or invitees.

12.	TAXES AND TELEPHONE

12.1 Personal Property Taxes. Tenant shall pay prior to delinquency all taxes assessed against and levied upon leasehold improvements, fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises or elsewhere. If Tenant shall cause said leasehold improvements, trade fixtures, furnishings, equipment and all other personal property to be assessed with Landlord’s real property, Tenant shall pay Landlord the taxes attributable to Tenant within ten (10) days after receipt of a written notice from Landlord setting forth the taxes applicable to Tenant’s property, and if Tenant fails to do so, Landlord may make such payment and the amount so paid, together with interest thereon (at the interest rate set forth in Section 25.4) from the date paid, shall be Additional Rent and shall be due and payable to Landlord on the next succeeding date on which an installment of Base Rent is due.

12.2 Telephone. Tenant shall separately arrange and pay for the furnishing of and use of all telephone services as Tenant may deem necessary for its use of the Premises, and Landlord shall have no liability in connection therewith.

13.	INSURANCE AND INDEMNITY [TENANT TO CONFIRM INSURANCE]

13.1 Liability Insurance. Tenant shall, at Tenant’s expense, obtain and keep in force during the Lease Term a policy of commercial general liability insurance, on an occurrence basis, insuring Landlord and Tenant against any liability arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be in an amount not less than Two Million Dollars ($2,000,000) bodily injury and property damage combined single limit general liability with a Two Million Dollar ($2,000,000) umbrella liability. The limits of said insurance shall not, however, limit the liability of Tenant hereunder.

If in the opinion of Landlord the amount of liability insurance required hereunder is not adequate, then Tenant shall increase said insurance coverage as required by Landlord. However, the failure of Landlord to require any additional insurance coverage shall not be deemed to relieve Tenant from any obligations under this Lease.

13.2 Property Insurance. Landlord shall obtain and keep in force during the Lease Term causes of loss-special form (fka “All Risk”) property damage insurance coverage on the Building (including Building standard leasehold improvements). Landlord may also, but shall not be required to, procure any other insurance policies respecting the Premises or Building which Landlord deems necessary. Tenant shall also obtain and keep in force during the Lease Term, at Tenant’s expense, causes of loss-special form (fka “All Risk”) property damage insurance, including fire and extended coverage, sprinkler leakage (including earthquake sprinkler leakage), vandalism, malicious mischief plus earthquake and flood coverage upon the property of every description and kind owned by the Tenant and located in the Building or for which Tenant is legally liable or installed by or on behalf of the Tenant, including without limitation, furniture, fittings, installations, alterations, additions, partitions, fixtures and anything in the nature of leasehold improvements in an amount not less than the full replacement cost thereof. Such insurance shall insure Tenant and Landlord, and in the event that there shall be a dispute as to the amount which comprises the full replacement cost, the decision of Landlord shall be conclusive.

13.3 Other Forms of Insurance. Tenant shall also obtain and keep in force during the Lease Term, at Tenant’s expense (i) worker’s compensation and employer’s liability insurance, in statutory amounts and limits, covering all persons employed in connection with any work done on or about the Premises for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Premises, (ii) business interruption, loss of income and extra expense insurance covering all perils, failures or interruptions, and (iii) any other forms of insurance as Tenant or Landlord or the mortgagees of Landlord may reasonably require from time to time, in form, amounts and for insurance risks against which a prudent tenant would protect itself, but only to the extent such risks and amounts are available in the insurance market at commercially reasonable costs.

13.4 Insurance Policies. Insurance required by Tenant hereunder shall be in companies rated A- X or better in “Best’s Insurance Guide” or which is otherwise acceptable to Landlord and licensed to do business in the state in which the Premises is located. Tenant shall deliver to Landlord prior to taking possession of the Premises copies of policies of such insurance or certificates evidencing the existence and amounts of such insurance with loss payable and additional insured clauses reasonably satisfactory to Landlord. All insurance required by Tenant hereunder shall be primary as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant. No such policy shall be cancelable or subject to reduction of coverage or other modification except after ten (10) days’ prior written notice to Landlord. Tenant shall, prior to the Commencement Date and at least thirty (30) days prior to the expiration of such policies, furnish Landlord with copies of all policies or certificates thereof. If Tenant shall fail to procure and maintain the insurance required hereunder, or to deliver such policies or certificates, Landlord, at its sole election may (i) procure such insurance and charge the cost thereof to Tenant, which amount, together with interest thereon at the interest rate set forth in Section 25.4 below, shall be Additional Rent and shall be payable within five (5) days after delivery to Tenant of bills therefor, or (ii) deny Tenant the right to occupy the Premises until such time as Tenant delivers such policies or certificates (which denial shall have no effect upon the Commencement Date or Expiration Date). Tenant shall not do or permit to be done anything which shall invalidate the insurance policies referred to in Section 13.1. Tenant shall forthwith, upon Landlord’s demand, reimburse Landlord for any additional premiums attributable to any act or omission or operation of Tenant causing an increase in the cost of insurance.

13.5 Waiver of Subrogation. Tenant and Landlord each waives any and all rights of recovery against the other, or against the officers, employees, agents and representatives of the other for loss or damage to such waiving party or its property or the property of others under its control, where such loss or damage is insurable under any policy of all-risk property damage or loss of income and extra expense insurance. The foregoing waiver shall apply to any deductible maintained by Tenant. Tenant and Landlord shall, upon obtaining the policies of insurance required hereunder, give notice to the insurance carriers that the foregoing mutual waiver of subrogation is contained in this Lease and obtain policies of insurance, if obtainable, which shall include a waiver by the insurer of all right of subrogation against Landlord or Tenant in connection with any loss or damage thereby insured against.

13.6 Hold Harmless. Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, liabilities, damages and costs, including attorneys’ fees, incurred by Landlord which arise from Tenant’s use of the Premises or the Building or from the conduct of its business or from any activity, work or things which may be permitted or suffered by Tenant in, on or about the Premises or the Building, and shall further indemnify, defend and hold Landlord harmless from and against any and all claims, liabilities, damages and costs, including attorneys fees, incurred by Landlord which arise from any breach or default in the performance of any obligation on Tenant’s part to be performed under any provision of this Lease or which arise from any negligence of Tenant or any of its agents, representatives, customers, employees or invitees.

13.7 Exemption of Landlord from Liability. Tenant hereby agrees that Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom, including without limitation from any relocation by Landlord of Tenant within the Building (except as expressly provided otherwise in Section 20), or for damage to the goods, wares, merchandise or other property of Tenant, Tenant’s employees, representatives, agents, invitees, customers or any other person in, on or about the Premises or Building, nor shall Landlord be liable for injury to the person of Tenant, Tenant’s employees, representatives, agents, customers, or invitees, whether any such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, and whether the said damage or injury results from conditions arising upon the Premises or any other cause, and whether the said damage or injury results from conditions arising upon the Premises or Building, or from other sources or places, and regardless of whether the cause of such injury or the means of repairing the same is inaccessible to Landlord or Tenant, unless such injury, loss of income or damage is caused by Landlord’s gross negligence. Landlord shall not be liable for any damages arising from any act or neglect of any other tenant, if any, of the Building. Tenant hereby assumes all risk of damage to property or injury to persons in, on or about the Premises or the Building from any cause and Tenant hereby waives all claims in respect thereof against Landlord, excepting where said damage arises out of the gross negligence of Landlord.

14.	DAMAGE OR DESTRUCTION

14.1 Option to Terminate Lease. If the Premises or any part of the Building shall be damaged or destroyed by fire or other casualty, Landlord may, at its option and subject to Section 14.2 hereinbelow, elect to terminate this Lease by giving notice to the Tenant within ninety (90) days after Landlord receives actual notice of the fire or other casualty, and thereupon the Lease Term of this Lease shall expire by lapse of time upon the tenth (10th) day after such notice is given. If this Lease is terminated pursuant to the preceding sentence, then Tenant shall assign to Landlord all insurance proceeds relating to any leasehold improvements required to be insured hereunder by Tenant. Instead of exercising said option, Landlord may elect to repair or restore the Premises and/or Building to substantially the same condition as existed before such damage or destruction except for modifications required by zoning and building codes and other laws or any other modification as deemed desirable by Landlord; provided, however, Landlord will have no obligation to repair or restore (i) non-Building standard leasehold improvements, or (ii) any items that Tenant or any other tenant or occupant of the Building is required to insure under Section 13.2 above or such other tenant’s or occupant’s lease or occupancy agreement with Landlord. Upon electing to repair or restore, Landlord may proceed with reasonable dispatch to perform the necessary work, and the Base Rent to be paid by Tenant pursuant to this Lease shall be abated on the basis of the relation to which the rentable square footage of the portion of the Premises which is untenantable and not utilized by Tenant as a result of such fire or casualty bears to the rentable square footage of the entire Premises. The foregoing abatement of Base Rent shall commence on the date of the occurrence of such fire or casualty and continue until the earlier of the date upon which (a) such repair or restoration work required to be performed by Landlord pursuant to this Section 14.1 is completed, or (b) Tenant re-opens the untenantable part of the Premises. Upon completion of Landlord’s repair or restoration work required to be performed pursuant to this Section 14.1, Tenant shall repair or restore any leasehold improvements required to be insured by Tenant. Landlord shall not be liable to Tenant for any delay which arises by reason of labor strikes, adjustments of insurance or any other cause beyond Landlord’s control, and in no event shall Landlord be liable for any loss of profits or income. Notwithstanding the foregoing, there shall be no abatement, apportionment or reduction in the rental obligations of Tenant if the damage or destruction is caused by the Tenant or Tenant’s agents, representatives, employees, customers or invitees.

14.2 Obligation to Repair or Restore. If and only if all of the following circumstances exist with respect to damage or destruction to the Premises, Landlord may not elect to terminate this Lease as provided in Section 14.1 hereof but rather must elect to repair or restore the Premises:

(a) There is no fault or neglect on the part of the Tenant, Tenant’s agents, representatives, employees, customers or invitees which contributed to the damage or destruction;

(b) The cost to repair the damage or destruction to the Premises is less than fifty percent (50%) of the total replacement cost of the Premises as determined by Landlord;

(c) Landlord is fully insured for the casualty which causes the damage or destruction and the insurance proceeds have been made available therefor by the holder or holders of any mortgages or deeds of trust covering the Premises;

(d) The date of the damage or destruction is greater than one (1) year prior to the Expiration Date of this Lease or any renewal, modification or extension thereof; and

(e) Less than fifty percent (50%) of the rentable square feet of the Building [for multi building Projects: and less than fifty percent (50%) of the remaining rentable square feet of the Project (not including the Building)] is so damaged or destroyed, as determined by Landlord, regardless of the percentage of rentable square feet of the Premises which may be damaged or destroyed.

14.3 Fault of Tenant. Landlord may exercise its option to repair or restore as described in Section 14.1 even if such damage or destruction is due to the fault or neglect of Tenant, Tenant’s agents, representatives, employees, customers or invitees, but in such event Landlord’s election to repair or restore shall be without prejudice to any other rights and remedies of Landlord under this Lease, and there shall be no apportionment or abatement of any rent of any kind and Landlord shall not be liable for any other loss to Tenant of any nature whatsoever.

14.4 Obligations of Tenant. Except as provided in this Section 14, none of Tenant’s obligations under this Lease shall be affected by any damage or destruction of the Premises by any cause whatsoever. Tenant hereby expressly waives any and all rights it might otherwise have under any law, regulation or statute (including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code) which would act to modify the provisions of the immediately preceding sentence including any law, regulation or provision with respect to termination rights arising from a damage or destruction.

14.5 Termination by Tenant. In the event that more than fifty percent (50%) of rentable square feet of the Premises shall be damaged or destroyed by fire or other casualty not caused by the Tenant or Tenant’s agents, representatives, employees, customers or invitees, either party may terminate this Lease by giving notice to the other within thirty (30) business days after the date of the fire or other casualty, and upon such termination the rental obligations of the Tenant shall be duly apportioned as of the date of such fire or other casualty, provided, however, that Tenant shall have no right to terminate the Lease under this Section 14.5 if Tenant is in default of any of its obligations under the Lease as of the date of the fire or other casualty.

15.	CONDEMNATION

If the Premises are taken under any public or private power of eminent domain, or sold by Landlord under the threat of the exercise of said power (all of which is herein referred to as “condemnation”), or if any portion of the Building is so condemned so that it would not be practical, in Landlord’s judgment, to continue to maintain the Building, this Lease shall terminate as of the date the condemning authority takes title or possession, whichever occurs first. If only a portion of the Premises are so condemned, Landlord or Tenant shall have the right, if more than sixty percent (60%) of rentable square feet of the Premises are so condemned, to terminate this Lease as of the date the condemning authority takes title or possession, whichever occurs first, by the terminating party giving written notice of such termination to the non-terminating party not later than thirty (30) days after said date, but should the parties not elect not to so terminate this Lease, this Lease shall remain in full force and effect as to the portion of the Premises not so taken, and Tenant’s rental obligations shall be reduced proportionately to reflect the number of rentable square feet remaining in the Premises, and such rental reduction, if any, shall take effect as of the date which is thirty (30) days after the date of which the condemning authority takes title or possession, whichever first occurs. If repairs or restorations to that portion of the Premises not so taken are deemed necessary by Landlord to render such portion reasonably suitable for the purposes for which is was leased, as determined by Landlord, Landlord shall perform such work at its own cost and expense but in no event shall Landlord be required to expend any amount greater than the amount received by Landlord as compensation for the portion of the Premises taken by the condemner. All awards for the taking of any part of the Premises or any payment made under the threat of the exercise of power of eminent domain shall be the property of Landlord, whether made as compensation for diminution of value of this leasehold or for the taking of the fee or as severance damages. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award which may be made in such taking or condemnation, together with any and all rights of Tenant now or hereafter arising in or to the same or any part thereof, except that any award or other compensation made for any taking is subject to the rights of the first mortgagee up to the amount of its lien and of any junior mortgagee, as may be permitted by the first mortgagee, up to the full amount of such junior lien; provided, however, that Tenant shall be entitled to any award for loss of or damage to Tenant’s trade fixtures and removable personal property and/or for the interruption of or damage to Tenant’s business; provided, further however, that no such claim by Tenant shall diminish or adversely affect Landlord’s award. In no event shall Tenant have or assert a claim for the value of any unexpired term of this Lease. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure or any other California law, statute or ordinance now or hereafter in effect, to seek termination of this Lease in the event of a taking, it being the intent of the parties that the provisions of Article 15 of this Lease shall govern the rights of the parties in such event.

16.	ASSIGNMENT AND SUBLETTING

16.1 Landlord’s Consent Required. Subject to Section 16.5 below, Tenant shall not voluntarily or by operation of law assign, transfer, mortgage, sublet or otherwise transfer or encumber (collectively, a “Transfer”) all or any part of Tenant’s interest in this Lease or in the Premises without Landlord’s prior written consent which shall not be unreasonably withheld or delayed. Any attempted assignment, transfer, mortgage, encumbrance or subletting without such consent shall be void and shall constitute a breach of this Lease. Any transfer of Tenant’s interest in this Lease or in the Premises from Tenant by merger, consolidation or liquidation, or by any subsequent change in the ownership of fifty percent (50%) or more of the capital stock of Tenant shall be deemed a prohibited Transfer within the meaning of this Section 16. As a condition of obtaining Landlord’s consent, Tenant shall submit to Landlord, together with its request for consent, the name of the proposed assignee or subtenant, the terms and provisions of the proposed transaction, and such information as to the nature of the proposed assignee’s or subtenant’s business and its financial responsibility and standing as Landlord may reasonably require, together with the effective date of the proposed Transfer which shall be at least sixty (60) days after the date of submission of such information to Landlord. Without limiting other reasons for which Landlord may reasonably withhold its consent, Landlord’s failure to consent to any proposed transfer under this Section 16.1 shall not be deemed unreasonably withheld if: (a) the occupancy resulting from such transfer will not be consistent with the general character of the business carried on by the tenants of the Building or violates any rights or options held by any other tenant of the Building; (b) the proposed occupant pursuant to the Transfer does not have the financial strength and stability to perform its rental obligations or Landlord is unable to obtain guaranties from one or more affiliates of the proposed occupant in order to secure such financial obligations; (c) any proposed sublease does not incorporate this Lease in its entirety so as to be subject to this Lease’s terms or require the sublessee to attorn to Landlord, at Landlord’s option, in the event of a default by Tenant under this Lease; (d) or any person or entity which directly or indirectly controls, is controlled by or is under common control with the proposed occupant (i) occupies space in the Building at the time of the request for consent, or (ii) is negotiating with Landlord to lease space in the Building; or (e) the proposed occupant if Tenant does not execute an agreement with Landlord requiring Tenant to pay to Landlord, as Additional Rent, fifty percent (50%) of any Transfer Premium (as herein defined) received by Tenant from such transferee, net of Transaction Expenses (as herein defined), which Additional Rent shall be paid to Landlord as and when received by Tenant. As used herein, (1) the term “Transfer Premium” means all rent (including minimum guaranteed rent and additional rent) and all monies or other consideration received by Tenant from its transferee (whether paid to Tenant as consideration for Tenant’s transfer of property or other assets to the transferee or as consideration for the transferee’s occupancy of the Premises) in excess of the amounts owed by Tenant to Landlord under this Lease; and (2) the term “Transaction Expenses” means, collectively, the sum of any usual and customary real estate commission paid by Tenant to a real estate agent or broker not related to, affiliated with or employed by Tenant or any Tenant Affiliate (as defined in Section 16.5 hereof) in connection with such Transfer; construction, refurbishment and moving allowances paid by Tenant to its transferee; rent concessions afforded to the transferee by Tenant; and reasonable attorneys’ fees incurred by Tenant in connection with such Transfer. Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed sublessee or assignee of Tenant’s interest in this Lease pursuant to a Transfer, claims that Landlord has unreasonably withheld or delayed its consent under this Article 16 or otherwise has breached or acted unreasonably under this Article 16, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed sublessee or assignee.

16.2 No Release of Tenant. Regardless of Landlord’s consent, no Transfer described in Section 16.1 shall release Tenant of Tenant’s obligation or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder. Consent to one Transfer shall not be deemed consent to any subsequent act. In the event of default by any assignee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said assignee or successor. Landlord may consent to subsequent Transfers of this Lease or amendments or modifications to this Lease with assignees or successors of Tenant without notifying Tenant and without obtaining its consent thereto and such action shall not relieve Tenant of liability under this Lease. In the event Landlord allows a Transfer hereunder, neither Tenant, the assignee of Tenant, or the sublessee of Tenant shall have any option to extend the Lease Term even if such option is otherwise granted to Tenant herein and notwithstanding the provisions of any such option granted to Tenant herein, and all rights and options to extend this Lease otherwise granted to Tenant shall be deemed terminated and canceled as of the date of such Transfer. Notwithstanding anything in this Lease to the contrary, Landlord shall have no obligation to grant consent to any transfer as defined in Section 16.1 if Tenant is in default under this Lease at the time the request for consent is made or at any time thereafter through the effective date of the Transfer. In addition, Tenant acknowledges that its intent in executing this Lease is to occupy the Premises and not to make speculative usage of the Premises, and therefore Landlord shall have no obligation whatsoever to consent to any proposed Transfer if the rentals payable by the proposed occupant to the Tenant are less than the rentals sought to be received by Landlord for vacant space in the Building as of the date on which the Tenant is requesting Landlord’s consent to the Transfer. In the event that Tenant proposes to assign this Lease or to sublet all or a portion of the Premises, Landlord shall have the right, exercisable by notice in writing after receipt of the request by Tenant, to terminate this Lease with respect to all or such portion of the Premises (as applicable) upon execution of an agreement between Landlord and the proposed assignee or subtenant, provided that Landlord shall not have any such termination right if Tenant withdraws such request within ten (10) days of being notified by Landlord that it has elected to exercise said termination right.

16.3 Attorneys’ Fees and Administrative Fees. In the event Tenant shall request the consent of Landlord to any Transfer or if Tenant shall request the consent of Landlord for any other act which Tenant proposes to do under any other provision of this Lease, then Tenant shall pay Landlord’s attorneys’ fees incurred in connection with the consideration or evaluation of such request. In addition thereto, in the event that Landlord shall consent to a Transfer under Section 16.1, Tenant shall pay Landlord an administrative fee of $1,500.00 incurred in connection with giving such consent for each such proposed Transfer.

16.4 Right to Collect Rent. The acceptance of rent by Landlord from any person other than Tenant shall not be deemed to be a waiver by Landlord of any provision of this Lease. If the Premises are sublet or occupied by anyone other than Tenant and Tenant is in default hereunder, or this Lease is assigned by Tenant, then, in any such event, Landlord may collect rent from the assignee, subtenant or occupant and apply the net amount collected to the rent reserved in this Lease, but no such collection shall be deemed a waiver of the covenant in this Lease against assignment and subletting or the acceptance of such assignee, subtenant or occupant as tenant, or a release of Tenant from further performance of the covenants contained in this Lease.

16.5 Permitted Disposition. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right from time to time during the Lease Term without Landlord’s prior consent or approval to make a Permitted Disposition (as herein defined) provided that each of the following conditions precedent to the proposed Permitted Disposition must first be satisfied as determined by Landlord: (a) as of the effective date of the proposed Permitted Disposition, Tenant shall not then be in default or breach of this Lease after any applicable notice was given and any applicable grace or cure period has expired; and (b) Tenant shall, within a reasonable period after the Permitted Disposition, give Landlord written notice of the Permitted Disposition, which notice shall include the name of the assignee or subtenant, the terms and provisions of the Permitted Disposition and the effective date of the Disposition and shall be accompanied by Tenant’s payment, in the amount of $1,500.00, of Landlord’s administrative fees and the assignment or sublease agreement executed by Tenant and the assignee or subtenant (which assignment or sublease agreement shall expressly provide that the use of the Premises by the assignee or subtenant shall conform to the Permitted Use, the assignee or subtenant shall comply with all of the provisions of this Lease, and in the case of an assignment, the assignee expressly assumes and agrees to pay and perform all of Tenant’s obligations under this Lease accruing from and after the effective date of the Permitted Disposition). As used in this Lease, the term “Permitted Disposition” means, provided all conditions precedent set forth in this Section 16.5 have been satisfied, the right to assign this Lease, or sublease all or any portion of the Premises, without Landlord’s prior consent or approval to (i) a Tenant Affiliate (as herein defined), provided Tenant remains liable to pay the rent and to perform all other obligations to be performed by Tenant hereunder; or (ii) a Successor Entity (as herein defined) whose net worth (as determined by Landlord from the Successor Entity’s most recent signed financial statements prior to the transfer) is equal to or greater than the net worth of Tenant (as determined by Landlord from Tenant’s most recent signed financial statements prior to the transfer). As used in this Lease, the term “Tenant Affiliate” means any corporation, limited liability company, partnership or other entity which controls, is controlled by or under common control with Tenant, and the term “Successor Entity” means any corporation, limited liability company, partnership or other entity (1) that has merged with or into Tenant; (2) into which Tenant has merged; (3) that was created from any restructuring or reorganization of Tenant; or (4) which acquires all or substantially all of the assets or stock of Tenant.

17.	DEFAULTS; REMEDIES

17.1 Defaults. The occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Tenant:

(a) The vacating or abandonment of the Premises by Tenant for a continuous period in excess of twenty (20) business days; or

(b) The failure by Tenant to make any payment of Base Rent, Additional Rent or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of three (3) days; or

(c) The failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant, other than described in paragraph (b) above, where such failure shall continue for a period of ten (10) business days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default as determined by Landlord is such that more than ten (10) business days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure as soon as possible within said ten (10) business day period and thereafter diligently prosecutes such cure to completion, and in any case completes said cure within thirty (30) business days after the aforesaid written notice; or

(d) (i) The insolvency of the Tenant or any guarantor or the execution by the Tenant or any guarantor of an assignment for the benefit of creditors, or the convening by Tenant or any guarantor of a meeting of its creditors, or any class thereof, for the purposes of effecting a moratorium upon or extension or composition of its debts; or the failure of the Tenant or any guarantor to generally pay its debts as they mature; or (ii) the filing by or for reorganization or arrangement of Tenant or any guarantor under any law relating to bankruptcy (unless in the case of a petition filed against Tenant or any guarantor , the same is dismissed within sixty (60) days); or (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease or of substantially all of any guarantor’s assets, where possession is not restored to Tenant or the guarantor within thirty (30) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease or of substantially all of any guarantor’s assets, where such seizure is not discharged within thirty (30) days; or

(e) A violation by Tenant under any other lease or agreement with Landlord relating to the Building which is not cured within the time permitted for cure thereunder.

Any notice sent by Landlord to Tenant pursuant to this Section 17.1 shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161.

17.2 Remedies in Default.

(a) In the event of any such default or breach by Tenant, Landlord shall have the right at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may otherwise have by reason of such default or breach, to terminate this Lease at its option or to re-enter and at its option to attempt to re-let without terminating this Lease and remove all persons and property from the Premises, using any force as may reasonably be necessary to accomplish said purposes, all without service of notice or resort to legal process and without being deemed guilty of trespass or forcible entry or becoming liable for any loss or damage which may be occasioned thereby.

(b) If Tenant shall fail to remove any effects which it is entitled to remove from the Premises upon the termination of this Lease, or any extension or renewal hereof, or upon a re-entry by Landlord for any cause whatsoever, or upon Tenant’s ceasing to possess the Premises for any reason, Landlord, at its option, may remove the same and store or dispose of the said effects without liability for loss or damage thereto, and Tenant agrees to pay to Landlord on demand any and all expenses incurred in such removal, including Court costs, attorneys fees, storage and insurance charges on such effects for any length of time the same shall be in Landlord’s possession; or Landlord, at its option, without notice, may sell such effects, or any of them, at private or public sale and without legal process, for such price or consideration as Landlord may obtain, and apply the proceeds of such sale upon any amounts due under this Lease from the Tenant to Landlord, and upon the expenses incidental to the removing, cleaning the Premises, selling said effects, and any other expense, rendering the surplus, if any, to the Tenant; provided, however, in the event the proceeds of such sale or sales are insufficient to reimburse Landlord, Tenant shall pay such deficiency upon demand. Tenant acknowledges and agrees that any such disposition of Tenant’s property in the above-described manner by Landlord shall be deemed to be commercially reasonable and that no bailment shall be created by Landlord’s exercise of any of its rights under this subparagraph (b).

(c) Should Landlord elect to re-enter, as herein provided, or should it take possession pursuant to legal proceedings, or pursuant to any notice provided for by law, it may make such alterations, additions, improvements and repairs as may be necessary in order to re-let the Premises, and may but need not re-let the Premises or any part thereof for such term or terms (which may be for a term extending beyond the Lease Term of this Lease) and at such rental or rentals and upon such other terms and conditions as Landlord may determine to be advisable; upon each such re-letting all rentals received by Landlord shall be applied: (i) first to the payment of any costs and expenses of such re-letting, including brokerage fees and attorney’s fees and the cost of such alterations, additions, improvements and repairs; and (ii) second, to the payment of Base Rent due and unpaid hereunder, and the residue, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder provided that Tenant shall have no right to claim any interest in all or any portion of said residue and if the rent and other charges paid or to be paid to Landlord by any new tenant pursuant to any re-letting exceed the monetary obligations of Tenant, Tenant shall have no right to claim any interest in all or any portion of said excess. If such rental received from such re-letting during any month shall be less than that to be paid during such month by Tenant hereunder, Tenant shall pay any such deficiency to Landlord, and such deficiency shall be calculated and paid monthly on the date on which the rent would have been payable hereunder if possession had not been retaken. If, during the existing Lease Term of this Lease, the premises covered thereby include other premises not part of the Premises, a fair apportionment of the rent received from such re-letting and the expenses incurred in connection therewith as provided aforesaid will be made in determining the net proceeds from such re-letting, and any rent concessions will be equally apportioned over the term of the new lease. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises for any reason, or in the event the Premises are re-let, for failure to collect the rent therefor under such re-letting. No such reentry or taking possession of the Premises by Landlord, nor any acts pursuant thereto, shall be construed as an election on its part to terminate this Lease unless a written notice of such termination is given to Tenant by Landlord. No notice from Landlord under this Lease or under any applicable forcible entry and detainer or eviction statue or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Notwithstanding any such re-letting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

(d) Should Landlord at any time terminate this Lease for any default or breach, in addition to any other remedies it may have, it may recover from Tenant the following:

(i) The worth at the time of any unpaid rent which has been earned at the time of such termination; plus

(ii) The worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of the award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

As used in Sections 17.2(d)(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Section 25.4 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 17.2 (d)(iii) above, the worth at the time of award shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(e) Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue the lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due.

(f) Each of the remedies set forth hereinabove in this Section 17 shall not be exclusive, but rather shall be considered cumulative with any other legal or equitable remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Premises are located. To the extent such waiver is permitted by law, the parties waive trial by jury in any action or proceeding brought in connection with this Lease. Suit or suits for the recovery of the amount of damages set forth hereinabove may be brought by Landlord, from time to time, at Landlord’s election, and nothing herein shall be deemed to require Landlord to await the date whereon this Lease or the Lease Term hereof would have expired had there been no event of default. Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding an amount equal to the maximum allowed by any statue or rule of law governing such proceeding and in effect at the time when such damages are to be proved, whether or not such amount be greater, equal to or less than the amounts recoverable, either as damages or rent, referred to in any of the preceding provisions of this Section.

17.3 Form of Payment After Default. Following the occurrence of an event of default by Tenant, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether to cure the default in question or otherwise, be paid in the form of cash, money order, cashier’s or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

17.4 No Waiver of Redemption by Tenant. Nothing herein shall be deemed to constitute a waiver of Tenant’s right to redeem, by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

17.5 Default by Landlord. Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within thirty (30) days after written notice by Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises, specifying the manner in which Landlord has failed to perform such obligation; provided however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance as determined by Landlord, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion; provided further that Landlord’s obligation to perform any act under this Lease shall be excused for any period of time during which Landlord is prevented from performing because of any circumstance beyond Landlord’s control. Tenant’s remedies upon Landlord’s default are further limited by Section 18.3 and 25.2 below and in no event shall Tenant be entitled to terminate this Lease or recover consequential damages as a result of any default by Landlord.

17.6 Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of Base Rent, Additional Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within ten (10) days after such amount is due, then Tenant shall immediately pay to Landlord a late charge equal to ten percent (10%) of such overdue amount or the sum of One Hundred and No/100 Dollars ($100.00), whichever is greater. The parties hereby agree that such late charge represents a fair and reasonable estimate of the cost Landlord will incur by reason of late payment by Tenant and is in addition to interest due under Section 25.4. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, or prevent Landlord from exercising any of the other rights and remedies granted hereunder.

18.	RIGHTS OF MORTGAGEES

18.1 Subordination. As used throughout this Section 18, the term “mortgagee” shall refer to the holder of a mortgage or deed of trust or ground lease affecting the Premises. This Lease and the rights of Tenant hereunder shall be and are hereby made subject and subordinate to the provisions of any ground lease, mortgage or deed of trust affecting the Premises, and to each advance made or hereafter to be made under the same, and to all renewals, modifications, consolidations and extensions thereof and all substitutions therefor. This Section 18 shall be self-operative and no further instrument of subordination shall be required. However, in confirmation of the provisions of this Section 18, Tenant shall execute and deliver promptly any certification or instrument that Landlord or any mortgagee may request, and failing to do so within ten (10) days after written demand, Tenant does hereby make, constitute and irrevocably appoint Landlord as Tenant’s attorney-in-fact in Tenant’s name, place and stead, to do so, and/or

Landlord may declare this Lease to be in default. If any mortgagee or ground lessor shall elect to have this Lease prior to the lien of its mortgage, deed of trust or ground lease, and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such mortgage, deed of trust or ground lease, whether this Lease is dated prior or subsequent to the date of said mortgage, deed of trust or ground lease or the date of recording thereof. Tenant shall and does hereby agree to attorn to any mortgagee or successor in title and to recognize such mortgagee or successor as its landlord in the event any such person or entity succeeds to the interest of Landlord. Notwithstanding any other provision of this Lease, in the event that any mortgagee or its respective successor in title shall succeed to the interest or Landlord hereunder, the liability of such mortgagee or successor shall exist only so long as it is the owner of the Building, or any interest therein, or is the tenant under said ground lease. Landlord will use commercially reasonable efforts to provide Tenant with a subordination, non-disturbance and attornment agreement, in a form mutually satisfactory to Tenant and any current or future mortgagee, which Tenant agrees to execute and deliver to Landlord promptly on receipt thereof.

18.2 Mortgagee’s Consent to Amendments. No assignment of this Lease and no agreement to make or accept any surrender, termination or cancellation of this Lease and no agreement to modify so as to reduce the rent, change the Lease Term, or otherwise materially change the rights of Landlord under this Lease, or to relieve Tenant of any obligation or liability under this Lease, shall be valid unless consented to by Landlord’s mortgagees of record, if such is required by the mortgagees, in writing. No Base Rent, Additional Rent, or any other charge (with the exception of the security deposit described in this Lease) shall be paid more than ten (10) days prior to the due date thereof and payments made in violation of this provision (except to the extent that such payments are actually received by a mortgagee) shall be a nullity as against any such mortgagees of record, and Tenant shall be liable for the amount of such payments to such mortgagees.

18.3 Mortgagee’s Right to Cure. No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant’s obligations hereunder or to terminate this Lease, shall result in a release or termination of such obligations or termination of this Lease unless: (a) Tenant shall have first given written notice of Landlord’s act or failure to act to Landlord’s mortgagees of record, if any, specifying the act or failure to act on the part of Landlord which could or would give basis to Tenant’s rights; and (b) such mortgagees, after receipt of such notice, have failed or refused to correct or cure the condition complained of within a reasonable time thereafter, provided that nothing contained in this Section shall be deemed to impose any obligation on any such mortgagees to correct or cure any condition. As used herein, a “reasonable time” includes a reasonable time to obtain title to the mortgaged premises if the mortgagee elects to do so and a reasonable time to correct or cure the condition if such condition is determined to exist, but in no event less than one hundred twenty (120) days from the date of the mortgagees’ receipt of the above described notice.

19.	NOTICES

Except as provided in Section 17.2 and 22, whenever under this Lease demand is made for any notice or declaration of any kind, or where it is deemed desirable or necessary by either party to give or serve any such notice, demand or declaration to the other party, it shall be in writing and served either personally as evidenced by a signed receipt or sent by registered or certified United States mail, return receipt requested, postage prepaid, or via a nationally recognized overnight courier and shall be effective upon proof of delivery, addressed either to the address set forth in Section 1.1 or 1.11, or to such other address as may be given by a party to the other by proper notice hereunder, or, in the case of notices to the Tenant, to the Premises. Any notices sent by Landlord regarding or relating to eviction procedures, including without limitation three-day notices, may be sent by regular mail.

20.	INTENTIONALLY OMITTED

21.	QUIET POSSESSION

Upon Tenant paying the sums due hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises (as against Landlord and those claiming by, through or under Landlord) for the entire Lease Term subject to all of the provisions of this Lease.

22.	NO OPTIONS

Except and only to the extent expressly provided in the Addendum to Office Lease attached to this Lease, Tenant shall have no option or right whatsoever to renew or extend the Lease Term or any option to lease, right of first offer to lease, or right of first refusal to lease any other space Building. Tenant hereby acknowledges and agrees that it has no option or right to purchase the Premises, the Building or other property of Landlord and no option or right of first refusal to purchase the Premises, the Building or other property of Landlord.

23.	INTENTIONALLY OMITTED

24.	HAZARDOUS MATERIALS

To the best of Landlord’s knowledge, the Building and the Premises shall not contain, as of the Commencement Date, any friable asbestos, EMF radiation or other Hazardous Materials (as herein defined) exceeding permitted background levels. Tenant will (i) obtain and maintain in full force and effect all Environmental Permits (as defined below) that may be required from time to time under any Environmental Laws (as defined below) applicable to Tenant or the Premises, and (ii) be and remain in compliance in all material respects with all terms and conditions of all such Environmental Permits and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws applicable to Tenant or the Premises. As used in this Lease, the term “Environmental Law” means any past, present or future federal, state, local or foreign statutory or common law, or any regulation, ordinance, code, plan, order, permit, grant, franchise, concession, restriction or agreement issued, entered, promulgated or approved thereunder, relating to (a) the environment, human health or safety, including, without limitation, emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below) into the environment (including, without limitation, air, surface water, groundwater or land), or (b) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport, or handling of Hazardous Materials. “Environmental Permits” means, collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with, any Environmental Law. Except for ordinary and general office supplies, such as copier toner, liquid paper, glue, ink and common household cleaning materials (some or all of which may constitute Hazardous Materials as defined in this Lease), Tenant agrees not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises, the Building, the common areas or any other portion of the Building by Tenant, its agents, employees, subtenants, assignees, licensees, contractors or invitees (collectively, “Tenant’s Parties”), without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building or any portion thereof by Tenant or any of Tenant’s Parties. To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord’s partners, officers, directors, employees, agents, successors and assigns (collectively, “Landlord Indemnified Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises or the Building and which are caused or permitted by Tenant or any of Tenant’s Parties. Tenant agrees to promptly notify Landlord of any release of Hazardous Materials in the Premises or the Building which Tenant becomes aware of during the Lease Term of this Lease, whether caused by Tenant or any other persons or entities. In the event of any release of Hazardous Materials caused or permitted by Tenant or any of Tenant’s Parties, Landlord shall have the right, but not the obligation, to cause Tenant to immediately take all steps Landlord deems necessary or appropriate to remediate such release and prevent any similar future release to the satisfaction of Landlord and Landlord’s mortgagee(s). At all times during the Lease Term of this Lease, Landlord will have the right, but not the obligation, to enter upon the Premises to inspect, investigate, sample and/or monitor the Premises to determine if Tenant is in compliance with the terms of this Lease regarding Hazardous Materials. Tenant will, upon the request of Landlord or any mortgagee at any time during which Tenant is in default under this Lease, cause to be performed an environmental audit of the Premises at Tenant’s expense by an established environmental consulting firm reasonably acceptable to Tenant, Landlord and the mortgagee. As used in this Lease, the term “Hazardous Materials” shall mean and include any hazardous or toxic materials, substances or wastes as now or hereafter designated under any law, statute, ordinance, rule, regulation, order or ruling of any agency of the State of California, the United States Government or any local governmental authority, including, without limitation; (i) asbestos, (ii) petroleum, (iii) petroleum hydrocarbons and petroleum based products, (iv) urea formaldehyde foam insulation, (v) polychlorinated biphenyls, and (vi) Freon and other chlorofluorocarbons. The provisions of this Section 24 will survive the expiration or earlier termination of this Lease.

25.	GENERAL PROVISIONS

25.1 Estoppel Certificate.

(a) Tenant shall at any time upon not less than ten (10) days prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing: (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification, identifying the instruments of modification and certifying that this Lease, as so modified, is in full force and effect), and the date to which the Base Rent, security deposit, Additional Rent and other charges are paid in advance, if any, and (ii) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults, if any, which are claimed. Any such statement may be conclusively relied upon by any prospective purchaser, encumbrancer or other transferee of the Premises.

(b) Tenant’s failure to deliver such statement within such time shall be conclusive upon Tenant that: (i) this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) there are no uncured defaults in Landlord’s performance, and (iii) no rent has been paid in advance; and

(c) If Landlord desires to finance or refinance the Premises or the Building, or any part thereof, Tenant hereby agrees to deliver to Landlord and/or to any lender designated by Landlord such financial records of Tenant as may be reasonably required by such lender. Such statements may include, but shall not be limited to, the past three (3) years’ financial statements of Tenant. All such financial statements shall be received by Landlord in confidence and shall be used only for the purposes herein set forth.

25.2 Landlord’s Interest and Liability. As used in this Lease, the term Landlord means and includes only the owner or owners at the time in question of the fee title or a tenant’s interest in a ground lease of the real property on which the improvements comprising the Building are situated. In the event of any transfer of such title or interest, Landlord herein named (and in case of any subsequent transfers the then grantor), shall be relieved from and after the date of such transfer of all liability as respects Landlord’s obligations thereafter to be performed, provided that any funds in the hands of Landlord or the then grantor at the time of such transfer in which Tenant has an interest shall be delivered to the grantee. The obligations contained in this Lease to be performed by Landlord shall, except as aforesaid, be binding on Landlord’s successors and assigns only during their respective periods of ownership. Anything to the contrary elsewhere in this Lease notwithstanding, Tenant shall look solely to the estate and property of Landlord in the Building for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed and/or performed by Landlord, and no other property or assets of Landlord or any of its partners, joint venturers, subsidiaries, parents, agents, divisions or affiliates shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies.

25.3 Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

25.4 Interest on Past Due Obligations; Certified Funds. Except as may expressly be provided in this Lease to the contrary, any amount due to Landlord not paid when due shall bear interest at the rate of four percent (4%) per annum greater than the prime rate of Bank of

America (or if Bank of America no longer exists, the largest bank chartered in the State in which the Premises are located), as the same may fluctuate from and after the date on which the payment was first due through the date on which the payment is paid in full, provided, however, that the payment of such interest shall in no event exceed the highest rate allowed under applicable law. Payment of such interest shall not excuse or cure any default by Tenant under this Lease.

25.5 Time of the Essence. Time is of the essence in the performance by each party hereto of its obligations under this Lease.

25.6 Captions. Any captions contained in this Lease are not a part hereof, are for convenience only, and are not to be given any substantive meaning in construing this Lease.

25.7 Entire Agreement. This Lease contains the entire agreement and understanding between the parties hereto. There are no oral understandings, terms, or conditions, and neither party has relied upon any representations, express or implied, not contained in this Lease. All prior understandings, terms, or conditions are deemed merged in this Lease. No modification of this Lease shall be binding unless such modification shall be in writing and signed by the parties hereto. Tenant acknowledges that it has not been induced to enter into this Lease by any promises or representations not expressly set forth in this Lease, and if any such representations were made prior to the execution of this Lease, Tenant acknowledges that it has not relied on the same, and that Landlord shall have no liability with respect to any such representations.

25.8 Waivers. No failure by either party to insist upon the strict performance of any agreement, term, covenant or condition hereof or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent or the continuance of any such breach, shall constitute a waiver of any such breach of such agreement, term, covenant or condition or a relinquishment of the right to exercise such right or remedy. No agreement, term, covenant or condition hereof to be performed or complied with by either party, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by the other party. No waiver of any breach shall affect or alter this Lease, but each and every agreement, term, covenant or condition hereof shall continue in full force and effect with respect to any other then-existing or subsequent breach thereof. Notwithstanding any termination of this Lease, the same shall continue in full force and effect as to any provisions of the Lease, including remedies, which require or permit observance or performance of Landlord or Tenant subsequent to termination.

25.9 Recording. Tenant shall not record this Lease. Any such recordation by Tenant shall be a breach of this Lease.

25.10 Determinations by Landlord. Whenever in this Lease Landlord is to make any determination or decision, Landlord shall make its determination or decision in the exercise of its reasonable discretion and judgment unless another standard is expressly provided; however, any such determination or decision shall not bind Landlord if it has not been confirmed in writing.

25.11 Cumulative Remedies. No remedy or election by Landlord hereunder shall be deemed exclusive, but shall wherever possible be cumulative with all other remedies at law or in equity to which Landlord may be entitled.

25.12 Covenants and Conditions. Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

25.13 Binding Effect. Subject to any provisions hereof restricting assignment, subletting or transfer by Tenant and subject to the provisions of Section 25.2, this Lease shall bind the parties, their personal representatives, heirs, successors and assigns.

25.14 Attorneys’ Fees. In the event of litigation relating to this Lease, the prevailing party shall be entitled to recover from the losing party any costs or reasonable attorneys’ fees incurred by the prevailing party in connection with such litigation. If Landlord utilizes the services of an attorney to enforce any of its rights hereunder but which does not result in the bringing of an action, Tenant shall immediately pay to Landlord on demand therefor the amount of reasonable attorneys fees’ incurred by Landlord.

25.15 Landlord’s Access. Upon not less than twenty-four (24) hours prior notice (except that no notice shall be required in the case of an emergency or regularly scheduled service (such as janitorial)) but subject to Tenant’s reasonable safety and security requirements, Landlord and Landlord’s agents, representatives and designees shall have the right to enter the Premises as reasonably necessary or desirable to Landlord for the purpose of inspecting the same, showing the same to prospective purchasers, tenants, lenders or other transferees, making such alterations, repairs, improvements or additions to the Premises or to the Building as Landlord may deem necessary or desirable, or for any other reasonable purpose as Landlord may determine. Landlord may at any time place in, on or about the Premises any “For Sale”, or “For Lease” or similar signs, all without rebate of rent or liability to Tenant.

25.16 Auctions. Tenant shall not conduct any auction, liquidation sale, or going out of business sale in, on or about the Premises.

25.17 Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.

25.18 Authority. If Tenant is an entity, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State in which the Premises are located and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. Tenant shall, promptly following Landlord’s request therefor, deliver to Landlord evidence of such formation, existence, qualification and authority.

25.19 Signs. Landlord may prescribe a uniform pattern of identification signs for tenants to be placed on the outside of the doors leading into their respective premises, and other than such identification signs, Tenant shall not install, paint, display, inscribe, place or affix, or otherwise attach, any sign, fixture, advertisement, notice, lettering or direction on any part of the outside of the Building or in the interior or other portion of the Building without obtaining the prior written consent of Landlord.

25.20 Broker. Tenant hereby represents and warrants to Landlord that, except for Broker (as defined in Section 1.18 of this Lease), no other real estate broker, agent or salesperson represented Tenant in connection with this Lease and Tenant did not engage any real estate broker, agent or salesperson, other than Broker, to represent Tenant in connection with this Lease. Tenant hereby indemnifies and holds Landlord harmless against any claim, demand, action, cause of action, lawsuit, damages, judgment, settlement, cost, expense or other obligation of any kind, including, but not limited to, reasonable attorneys’ fees and court costs, incurred by Landlord if Tenant’s representations and warranties contained in this Section 25.20 are untrue or inaccurate. Landlord hereby represents and warrants to Tenant that, except for Broker, no other real estate broker, agent or salesperson represented Landlord in connection with this Lease and Landlord did not engage any real estate broker, agent or salesperson, other than Broker, to represent Landlord in connection with this Lease. Landlord hereby indemnifies and holds Tenant harmless against any claim, demand, action, cause of action, lawsuit, damages, judgment, settlement, cost, expense or other obligation of any kind, including, but not limited to, reasonable attorneys’ fees and court costs, incurred by Tenant if Landlord’s representations and warranties contained in this Section 25.20 are untrue or inaccurate. If this Lease is fully executed by Landlord and Tenant, Landlord shall pay the entire real estate leasing commission due to Broker pursuant to a separate written agreement between Landlord and Broker.

25.21 Intentionally deleted.

25.22 Governing Law. This lease shall be governed by and construed in accordance with the laws of the State of California.

25.23 Joint and Several Liability. If two or more individuals, corporations, partnerships or other business associates (or any combination of two or more thereof) shall sign this Lease as Tenant, the liability of each such individual, corporation, partnership or other business association to pay rent and perform all other obligations hereunder shall be deemed to be joint and several, and all notices, payments and agreements given or made by, with or to any one of such individuals, corporations, partnerships or other business associations shall be deemed to have been given or made by, with or to all of them. In like manner, if Tenant shall be a partnership or other business association, the members of which are, by virtue of statute or federal law, subject to personal liability, the liability of each such member is joint and several.

25.24 No Joint Venture. Any intention to create a joint venture or partnership relation between the parties hereto is hereby expressly disclaimed.

25.25 Americans with Disabilities Act of 1990. Landlord covenants that, as of the Commencement Date, the Premises shall comply with the Americans with Disabilities Act of 1990 (the “ADA”) for the accommodation of disabled individuals and with all applicable municipal codes of the City of San Francisco. After the Commencement Date, excluding any Punch List Items required to be completed by Landlord, Tenant shall be responsible for, and shall pay at its expense, any and all alterations to the Premises, which may be thereafter required by the ADA or any applicable municipal code of the City of San Francisco. Tenant shall indemnify and hold Landlord harmless from and against any and all liability incurred by Landlord as a result of Tenant failing to make and pay for such alterations, including, but not limited to, all costs and expenses of any fines, civil penalties, and citations assessed against Landlord or the Building (or those assessed against Tenant, which could become a lien encumbering the real property on which the Building is located) and all reasonable attorneys’ fees and expenses and court costs incurred by Landlord. Tenant’s indemnity obligations under this Section 25.25 shall survive the expiration or termination of this Lease and shall not be merged therein.

The parties hereto have executed this Lease after Section 1 of this Lease on the dates specified immediately opposite their respective signatures.

ADDENDUM TO OFFICE LEASE

BETWEEN

989 MARKET STREET, LLC and ZENDESK INC.

THIS ADDENDUM TO OFFICE LEASE (this “Addendum”) is executed concurrently with the date of the Lease as first above written by 989 MARKET STREET, LLC (“Landlord”) and ZENDESK INC., a Delaware corporation (“Tenant”).

WHEREAS, Landlord and Tenant are the parties to that certain Office Lease (the “Lease”) to which this Addendum is attached for the lease by Landlord to Tenant of the Premises (as described in the Lease); and

WHEREAS, the parties desire to amend the Lease.

NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, the adequacy and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend the Lease as follows:

1.	DEFINED TERMS

Unless otherwise defined in this Addendum, each defined term used in this Addendum has the same meaning given to such term in the Lease.

2.	RENEWAL OPTION

Provided that on the date of any Renewal Notice (as herein defined) and as of the last day of the initial Lease Term, no default or breach by Tenant under the Lease has occurred and is continuing after any applicable notice is given and any applicable cure period has expired, Tenant shall have the option of further extending the Lease Term (the “Option to Renew”) for one (1) additional consecutive renewal term (the “Renewal Term”) of thirty-six (36) months, subject to and in accordance with the following terms and conditions: (i) Tenant shall exercise the Option to Renew by giving Landlord written notice (the “Renewal Notice”) of Tenant’s exercise of the Option to Renew no earlier than twelve (12) months and no later than nine (9) months prior to the expiration of the initial Lease Term; (ii) the Renewal Term, if any, shall commence on the day immediately following the last day of the initial Lease Term; (iii) the rent rate applicable to the Renewal Term shall be equal to 95% of the then Fair Market Rate (as herein defined) as reasonably determined by Landlord for the then Premises; and (iv) if Tenant does not timely exercise the Option to Renew for the Renewal Term, then all of Tenant’s rights to renew or extend the Lease Term shall automatically terminate and be null and void and of no further force or effect. As used herein, the term “Fair Market Rate” means the amount per rentable square foot of the then Premises that a willing, comparable tenant would pay and a willing, comparable landlord would accept in an arm’s length transaction, for delivery on or about the expiration of the initial Lease Term for comparable non-renewal, non-expansion space in the Building and other comparable buildings within a radius of six (6) blocks from the Building, taking into account all relevant economic terms pertinent to each lease transaction, including, without limitation, lease concessions, broker representation, improvement allowances,

ADDENDUM TO

OFFICE LEASE

rent abatements, moving allowances, the amount of rentable space covered thereby, the length of the lease term, and whether or not the lease is a gross or net lease, as well as the location, age, functionality, amenities and quality of each such building at the time of the commencement of the Renewal Term. In no event shall the Fair Market Rate impute a value upon leasehold improvements or fixtures constructed or installed in the Premises by Tenant at its expense. Landlord shall have no obligation to determine the Fair Market Rate and other terms and conditions of the Renewal Term, or to notify Tenant thereof, any earlier than sixty (60) days after Landlord’s receipt of the Renewal Notice. If Tenant does not accept Landlord’s determination of the Fair Market Rate of the Renewal Term within fifteen (15) days after Tenant’s receipt of Landlord’s written determination of the Fair Market Rate, then Tenant may retract the Renewal Notice, whereupon Tenant’s right to exercise the Option to Renew hereunder shall automatically terminate and be null and void and of no further force or effect, and the Lease shall automatically expire on the expiration of the initial Lease Term. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS PARAGRAPH 2, (a) Tenant’s rights pursuant to this Paragraph 2 are personal to Tenant and nontransferable and shall automatically terminate if Tenant assigns the Lease, as amended, or any of Tenant’s rights under the Lease, as amended, to any person or entity (other than pursuant to a Permitted Disposition) or subleases all or any portion of the Premises to any person or entity (other than pursuant to a Permitted Disposition); and (b) Tenant’s rights pursuant to this Paragraph 2 shall automatically terminate if, on the date of any Renewal Notice or as of the last day of the initial Lease Term, a default or breach by Tenant under the Lease has occurred and is continuing after any applicable notice is given and any applicable cure period has expired.

3.	LOBBY DIRECTORY AND PREMISES ENTRY SIGNAGE

As of the Commencement Date, Landlord shall at its expense furnish to Tenant (i) one (1) line in the Building’s lobby directory; and (ii) one (1) initial Building standard suite identification sign at the entry door to the Premises.

4.	RIGHT OF FIRST OFFER

Provided that, on the date of any ROFO Notice (as herein defined), Tenant is not in breach or default of the Lease after any applicable notice was given and any applicable grace or cure period has expired, Tenant shall have a one-time right of first offer to lease any space located on the fourth (4th) or fifth (5th) floors of the Building (the “ROFO Space”), which space becomes available during the initial Lease Term for direct lease from Landlord. If any ROFO Space becomes available during the initial Lease Term for direct lease from Landlord, Landlord shall give Tenant written notice thereof (the “ROFO Notice”). The ROFO Notice shall specify the location and rentable square footage of the portion of the ROFO Space that is available for direct lease (the “Offer Space”) and the Fair Market Rate as reasonably determined by Landlord for the Offer Space; provided, however, that notwithstanding the foregoing, if the Fair Market Rate, as determined by Landlord, were less than the Base Rent rate payable under the Lease for the lease of the initial Premises, then the Base Rent payable by Tenant for the lease of the Offer Space shall be equal to the Base Rent rate applicable to the initial Premises. Tenant shall have five (5) business days (the “Acceptance Period”) after its receipt of the ROFO Notice in which

ADDENDUM TO

OFFICE LEASE

to exercise its right of first offer to lease by delivering to Landlord, before the Acceptance Period expires, written notice executed by Tenant exercising the right of first offer to lease the Offer Space on the terms and conditions contained in the ROFO Notice; provided, however, that notwithstanding the foregoing, if Tenant timely exercises the right of first offer during the Acceptance Period, and Landlord and Tenant do not, within forty-five (45) days after the Acceptance Period expires, execute a mutually-satisfactory amendment to the Lease adding the Offer Space to the Premises at the rate and otherwise on the terms and conditions contained in the ROFO Notice, then Tenant’s exercise of the right of first offer shall thereupon automatically terminate and be null and void and of no force or effect, whereupon Landlord shall no longer have any obligation under the Lease, this Addendum or otherwise to offer to lease any of the ROFO Space to Tenant under any circumstances. If Tenant fails to deliver to Landlord, before the Acceptance Period expires, written notice executed by Tenant exercising the right of first offer to lease the Offer Space, or if Tenant delivers such written notice to Landlord during the Acceptance Period, but Landlord and Tenant do not execute a mutually-satisfactory amendment to this Lease within the period of forty-five (45) days after the Acceptance Period expires, then Landlord shall thereupon be free to lease the Offer Space to any other tenant or prospective tenant of the Building on any terms and conditions agreed to by them. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS PARAGRAPH 4, (i) Tenant’s rights pursuant to this Paragraph 4 are personal to Tenant and nontransferable and shall automatically terminate if Tenant assigns the Lease, as amended, or any of Tenant’s rights under the Lease, as amended, to any person or entity (other than pursuant to a Permitted Disposition) or subleases all or any portion of the Premises to any person or entity (other than pursuant to a Permitted Disposition); and (ii) Tenant’s rights pursuant to this Paragraph 4 shall automatically terminate if, on the date of any ROFO Notice, a default or breach by Tenant under the Lease has occurred and is continuing after any applicable notice is given and any applicable cure period has expired.

5.	FIBER OPTIC CABLE

After the Commencement Date, Landlord shall cooperate with Tenant to secure fiber optic cable to the MPOE in the Building. Tenant shall be responsible at its expense for executing a service contract with a fiber optic vendor and paying all costs of installation, service, maintenance, operation, repair and removal of the fiber optic cable; provided, however, that Tenant shall not execute such service contract until it has been reviewed and approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. Landlord disclosed to Tenant that Landlord previously obtained a bid offer from XO COMMUNICATIONS to install a fiber optic feed to the Building’s MPOE at no installation cost or expense, provided the user executes a service contract for an initial term of at least three (3) years and a monthly service fee of $2,200.00.

EXCEPT AS HEREBY AMENDED, all other provisions of the Lease are hereby confirmed and ratified.

(signature page follows)

ADDENDUM TO

OFFICE LEASE

IN WITNESS WHEREOF, the parties hereto have executed this Addendum on the date first above written.

Landlord:	989 MARKET STREET, LLC

	By:	Regis Realty I, LLC (Authorized Agent)

Date: 5/6 , 2011		By:	/s/ Scott Porter
Scott Porter, Senior Vice President

Tenant:	ZENDESK INC., a Delaware Corporation

Date: 4/28 , 2011	By:	/s/ Rick Rigoli
	Name:	Rick Rigoli

Its Duly-Authorized	CFO

*NOTE:

If Tenant is a California corporation, then one of the following alternative requirements must be satisfied:

(A) This Lease must be signed by two (2) officers of such corporation: one being the chairman of the board, the president or a vice president, and the other being the secretary, an assistant secretary, the chief financial officer or an assistant treasurer. If one (1) individual is signing in two (2) of the foregoing capacities, that individual must identify the two (2) capacities.

(B) If the requirements of (A) above are not satisfied, then Tenant shall deliver to Landlord evidence in the form reasonably acceptable to Landlord that the signatory(ies) is (are) authorized to execute this Lease.

If Tenant is a corporation incorporated in a state other than California, then Tenant shall deliver to Landlord evidence in the form reasonably acceptable to Landlord that the signatory(ies) is (are) authorized to execute this Lease.

ADDENDUM TO

OFFICE LEASE

EXHIBIT “A”

LEGAL DESCRIPTION

CITY OF SAN FRANCISCO

BEGINNING AT A POINT ON THE SOUTHEASTERLY LINE OF MARKET STREET, DISTANT THEREON 78 FEET NORTHEASTERLY FROM THE NORTHEASTERLY LINE OF SIXTH STREET; RUNNING THENCE NORTHEASTERLY ALONG SAID LINE OF MARKET STREET, 98 FEET AND 6 INCHES; THENCE AT A RIGHT ANGLE SOUTHEASTERLY 170 FEET TO THE NORTHEASTERLY LINE OF STEVENSON STREET; THENCE AT A RIGHT ANGLE SOUTHWESTERLY, ALONG SAID LINE OF STEVENSON STREET, 98 FEET AND 6 INCHES; THENCE AT A RIGHT ANGLE NORTHWESTERLY 170 FEET TO THE POINT OF BEGINNING.

BEING PART OF 100 VARA BLOCK NO. 380.

LOT 068, BLOCK 3704

EXHIBIT “A”

EXHIBIT “B”

SITE PLAN

(SEE ATTACHED)

EXHIBIT “B”

EXHIBIT “C”

RULES AND REGULATIONS

It is agreed that the following rules and regulations shall be and are hereby made a part of this Lease, and Tenant agrees that its employees and agents or any other persons permitted by Tenant to occupy or enter the Premises will at all times abide by these rules and regulations. It is further agreed that a default in the performance and observation of these rules and regulations shall operate the same as any other default under the Lease.

1. The sidewalks, entries, passages, and stairways shall not be obstructed by Tenant or its agents, or used by them for any purpose other than ingress and egress to and from their offices.

2. a. Furniture, equipment, or supplies shall be moved in or out of the Building only during such hours and in such manner as may be prescribed by Landlord.

b. No safe or article, the weight of which may constitute a hazard or danger to the Building or its equipment, shall be moved into the Premises. Safes and other equipment, the weight of which is not excessive, shall be moved into, from or about the Building during such hours and in such manner as shall be prescribed by Landlord, and Landlord shall have the right to designate the location of such articles in the space hereby demised.

3. The name of Tenant and/or signs of Tenant shall not be placed upon any part of the Premises or the Building except as provided by Landlord.

4. Water closets and other water fixtures shall not be used for any purpose other than that for which the same are intended, and any damage resulting to the same from misuse on the part of Tenant, its agents or employees, shall be paid for by Tenant. No person shall waste water by tying back or wedging the faucets or in any other manner.

5. No animals shall be allowed in the office, halls, or corridors of the Building.

6. Bicycles or other vehicles shall not be permitted in the offices, halls, or corridors of the Buildings, nor shall any obstruction of sidewalks of entrances of the Building by such be permitted.

7. No person shall disturb the occupants or guests or invitees of the Building or adjoining buildings or premises by the use of any television, radio, or musical instrument or equipment, or by the making of loud or improper noises.

8. No additional lock or locks shall be placed by Tenant on any door in the Building unless written consent of Landlord shall first be obtained.

9. The use of oil, gas or inflammable liquids for heating, lighting, or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Building.

EXHIBIT “C”

10. Tenant shall exercise due care and except in connection with normal interior decorating of the Premises shall not mark upon, paint or affix upon, cut, drill into, drive nails or screws into, or in any way deface the walls, ceiling, partitions, or floors of the Premises or of the Building, and any defacement, damage, or injury caused by Tenant, its agents or employees, shall be paid for by Tenant.

11. Landlord shall at all times have the right by its officers or agents to enter the Premises to inspect and examine the same and to show the same to persons wishing to lease, purchase, or mortgage them.

12. Tenant agrees to use chair pads to be furnished by Tenant under all rolling and ordinary desk chairs in the carpeted areas of the Premises throughout the term of this Lease.

13. Landlord reserves the right to make such other and further reasonable rules and regulations as in its judgment may from time to time be necessary and desirable for the safety, care, and cleanliness of the Premises and for the preservation of good order therein. Such rules and regulations shall be effective upon receipt of changes and/or additions as provided by the provision for Notice, Section 19 of the Lease.

EXHIBIT “C”

EXHIBIT “D”

WORK LETTER

1. Except as otherwise defined in this Work Letter (this “Work Letter”), each defined term used in this Work Letter has the same meaning given to such term in that certain Office Lease (the “Lease”) executed by 989 MARKET STREET, LLC (“Landlord”) and ZENDESK INC., a Delaware corporation (“Tenant”), to which this Work Letter is attached for the lease by Landlord to Tenant of the Premises (as described in the Lease).

2. The improvements required to be constructed by Landlord in the Premises are herein referred to, collectively, as the “Landlord Work”. The Landlord Work does NOT include any work, installation or cost of any fixtures, work-stations, built-in furniture or other equipment now or hereafter owned or leased by or on behalf of Tenant. A true, correct and complete copy of the plans and specifications for the Landlord Work are attached hereto as Exhibit “D-1” and incorporated herein by reference for all purposes as if copied herein in full (collectively, the “Approved Plan”). Landlord and Tenant hereby approve the Approved Plan. The cost of preparing the Approved Plan shall be paid by Landlord. Landlord’s approval of the Approved Plan and any construction management services performed by, or on behalf of, Landlord in connection with the construction of the improvements in the Premises do not constitute a representation or warranty by Landlord or its agents, employees or contractors as to the accuracy, adequacy, sufficiency and propriety of the Approved Plan or the quality of workmanship or compliance thereof with applicable law. Except and only to the extent specified in Exhibit “D-1” attached hereto or in the Approved Plan, the Landlord Work, including, without limitation, doors, signs, hardware, window coverings, partitions, electrical and telephone outlets and jacks, shall be of material, manufacture, design, capacity, finish and color of the Building standard adopted by Landlord for the Building. EXCLUDING ALL COSTS AND EXPENSES OF ANY AND ALL CHANGES REQUESTED BY TENANT PURSUANT TO PARAGRAPH 4 OF THIS WORK LETTER, Landlord at its expense shall construct the Landlord Work. If the actual cost of the Landlord Work is less than any pricing plan approved or hereafter approved by Landlord and Tenant, then Tenant shall not be entitled to any credit, payment or abatement on account thereof.

3. Landlord shall construct the Landlord Work using a general contractor selected by Landlord that is experienced in commercial office construction and licensed by the appropriate governmental agency. In addition, Landlord hereby reserves the right to select and approve any subcontractors used in connection with the construction of the Landlord Work.

4. Tenant may select different or costlier materials in place of materials specified in Exhibit “D-1” or the Approved Plan that would otherwise be furnished by Landlord under the provisions of this Work Letter, subject to Landlord’s written approval of such different or costlier materials, and any associated with the approval and furnishing of such different or costlier materials shall be attributed to Tenant. If Tenant makes any such selection, or if different or costlier materials are required because of a situation created by Tenant, and if the Work Cost (defined below), as reasonably determined by Landlord, of such different or costlier materials exceeds the estimated or actual cost to Landlord of furnishing the materials thereby

EXHIBIT “D”

replaced (the “Landlord’s Cost”), as reasonably determined by Landlord, TENANT SHALL PAY TO LANDLORD, AS PROVIDED IN THIS WORK LETTER, THE DIFFERENCE BETWEEN THE WORK COST AND THE LANDLORD’S COST, including, but not limited to, a construction management fee equal to five percent (5%) of such difference. Tenant may also request in writing delivered to Landlord additional work and materials to be constructed in the Premises, but not included in Exhibit “D-1” or the Approved Plan, subject to Landlord’s written approval of such additional work and materials, provided that all such additional work and materials shall be furnished entirely at Tenant’s cost, and TENANT SHALL PAY TO LANDLORD, AS PROVIDED IN THIS WORK LETTER, THE COST OF SUCH ADDITIONAL WORK AND MATERIALS, AS REASONABLY DETERMINED BY LANDLORD, including, but not limited to, a construction management fee equal to five percent (5%) of such cost. As used herein, the term “Work Cost” means the actual cost (including the cost of applicable insurance premiums and the cost of additional required engineering, if any) to Landlord’s contractor of furnishing such different and costlier materials in replacement of materials specified in Exhibit “D-1” or the Approved Plan or furnishing such additional work or materials not included in Exhibit “D-1” or the Approved Plan. Landlord shall not furnish such different or costlier materials in replacement of materials specified in Exhibit “D-1” or the Approved Plan or furnish such additional work or materials not included in Exhibit “D-1” or the Approved Plan until Tenant has agreed in writing signed by the parties hereto to pay to Landlord the sum (the “Aggregate Extras”) of (i) the difference between the Work Cost and Landlord’s Cost; and (ii) the cost of all such additional work and materials not included in Exhibit “D-1” or the Approved Plan. IF WITHIN TWO (2) BUSINESS DAYS AFTER NOTICE FROM LANDLORD TO TENANT OF THE AMOUNT OF ANY AGGREGATE EXTRAS, TENANT DOES NOT EXECUTE AN AGREEMENT WITH LANDLORD AGREEING THAT TENANT SHALL PAY TO LANDLORD SUCH AMOUNT OF THE AGGREGATE EXTRAS, LANDLORD SHALL HAVE THE RIGHT TO PROCEED WITH THE CONSTRUCTION OF THE LANDLORD WORK IN ACCORDANCE WITH EXHIBIT “D-1” AND THE APPROVED PLAN. All amounts payable by Tenant to Landlord pursuant to this Work Letter shall be paid by Tenant as Additional Rent within ten (10) days after Tenant’s receipt of Landlord’s invoice, it being understood and agreed that invoices may be periodically delivered by Landlord during the course of its construction of the Landlord Work and/or the furnishing of different and costlier materials in the Premises in replacement of materials specified in Exhibit “D-1” or the Approved Plan or additional work or materials in the Premises not included in Exhibit “D-1” or the Approved Plan. Any delay associated with the approval and furnishing of such different or costlier materials or such additional work and materials and any delay in Tenant’s making any payment required under this Work Letter shall constitute Tenant Delay.

5. So long as no default or breach by Tenant has occurred under the Lease, Landlord shall cause the Landlord Work to be constructed substantially in accordance with (i) the Approved Plan; and (ii) any changes approved by the parties hereto and paid by Tenant pursuant to the provisions of Paragraph 4 hereof. When the Landlord Work is substantially completed, Landlord shall notify Tenant that the Landlord Work is Substantially Complete (as herein defined). As used in the Lease and this Work Letter, “Substantial Completion” of Landlord Work shall occur upon completion of the following: (i) a temporary certificate of occupancy has

EXHIBIT “D”

been obtained, or its equivalent (e.g. a final sign-off by a Building Inspector) for the Premises (or the date a temporary certificate of occupancy or its equivalent would have been obtained but for the completion of work to be performed by Tenant), and (ii) substantial completion of construction of the Landlord Work in the Premises pursuant to the Approved Plan has occurred, with the exception of any Punch-List items (as defined in Section 9.2 of the Lease) and any Tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Tenant’s contractor.

6. This Work Letter does not govern nor apply to any additional space hereafter added to the initial Premises leased by Tenant under the Lease or to any portion of the initial Premises or any additions or expansions to the initial Premises in the event of any Renewal Term.

7. Landlord’s delay in completing the Landlord Work under this Work Letter shall not excuse or discharge Tenant from the performance of its obligations under the Lease.

8. Landlord shall, within thirty (30) days after Tenant occupies the Premises, reimburse Tenant for the costs of space planning services actually incurred by Tenant, not to exceed $0.15 per rentable square foot of the Premises. The space planning services shall include plotting to maximize 3x5 desks occupancy of the Premises.

(signature page follows)

EXHIBIT “D”

IN WITNESS WHEREOF, the parties hereto have executed this Work Letter on the date first above written.

Landlord:	989 MARKET STREET, LLC

	By:	Regis Realty I, LLC (Authorized Agent)

Date: , 2010		By:
Scott Porter, Senior Vice President

Tenant:		ZENDESK INC., a Delaware Corporation

Date: , 2011	By:
Name:

Its Duly-Authorized

*	NOTE:

If Tenant is a California corporation, then one of the following alternative requirements must be satisfied:

(A) This Lease must be signed by two (2) officers of such corporation: one being the chairman of the board, the president or a vice president, and the other being the secretary, an assistant secretary, the chief financial officer or an assistant treasurer. If one (1) individual is signing in two (2) of the foregoing capacities, that individual must identify the two (2) capacities.

(B) If the requirements of (A) above are not satisfied, then Tenant shall deliver to Landlord evidence in the form reasonably acceptable to Landlord that the signatory(ies) is (are) authorized to execute this Lease.

If Tenant is a corporation incorporated in a state other than California, then Tenant shall deliver to Landlord evidence in the form reasonably acceptable to Landlord that the signatory(ies) is (are) authorized to execute this Lease.

EXHIBIT “D”

EXHIBIT “D-1”

APPROVED PLAN

(SEE ATTACHED)

EXHIBIT “D-1”